As filed with the U.S. Securities and Exchange Commission on February 25, 2025

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Tempus AI, Inc.

(Exact name of registrant as specified in its charter)

Delaware	7370	47-4903308
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

600 West Chicago Avenue, Suite 510

Chicago, Illinois 60654

(800) 976-5448

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Eric Lefkofsky

Chief Executive Officer, Founder and Chairman

Tempus AI, Inc.

600 West Chicago Avenue, Suite 510

Chicago, Illinois 60654

(800) 976-5448

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Christina T. Roupas

Courtney M.W. Tygesson

Cooley LLP

110 N. Wacker Drive, Suite 4200

Chicago, Illinois 60606

(312) 881-6500

Approximate date of commencement of proposed sale to the public:

As soon as practicable after this Registration Statement is declared effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. Neither we nor the selling securityholder may sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, Dated February 25, 2025

PROSPECTUS

UP TO 4,843,136 SHARES OF CLASS A COMMON STOCK

This prospectus relates to the offer and sale from time to time (after the expiration of any applicable lock-up period described herein) by REALM IDx, Inc., a Delaware corporation, or its permitted transferees, which we refer to as the Seller or the selling stockholder, of up to 4,843,136 shares, or the Shares, of our Class A common stock, par value $0.0001, or Class A common stock. The Shares were issued to the selling stockholder pursuant to a Securities Purchase Agreement dated November 4, 2024, or the Purchase Agreement, by and among us, the Seller and the Seller’s ultimate parent, Konica Minolta, Inc., a Japanese corporation, as guarantor, as stock consideration in connection with our acquisition of Ambry Genetics Corporation, a Delaware corporation, or Ambry, as more fully described below in “Prospectus Summary—Acquisition of Ambry Genetics Corporation.” We are registering the offer and sale of the Shares from time to time by the selling stockholder to satisfy the registration rights granted to the selling stockholder pursuant to the Purchase Agreement.

The selling stockholder may offer, sell or distribute all or a portion of the Shares publicly or through private transactions at prevailing market prices or at negotiated prices after the expiration of any applicable lock-up period described in this prospectus. We will not receive any of the proceeds from such sales of the Shares. We will bear all costs, expenses and fees in connection with the registration of these Shares. The selling stockholder will bear all commissions and discounts, if any, attributable to their sale of the Shares. See the section entitled “Plan of Distribution.”

Our Class A common stock is listed on the Nasdaq Global Select Market under the symbol “TEM.” On February 24, 2025, the last reported sales price of our Class A common stock was $69.57 per share.

We are an “emerging growth company” as defined under U.S. federal securities laws and, as such, have elected to comply with reduced public company reporting requirements. This prospectus complies with the requirements that apply to an issuer that is an emerging growth company.

Investing in our securities involves a high degree of risks. You should review carefully the risks and uncertainties described in the section titled “Risk Factors” beginning on page 5 of this prospectus, and under similar headings in any amendments or supplements to this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is    , 2025.

You should rely only on the information contained in this prospectus. No one has been authorized to provide you with information that is different from that contained in this prospectus. This prospectus is dated as of the date set forth on the cover hereof. You should not assume that the information contained in this prospectus is accurate as of any date other than that date.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-1 that we filed with the Securities and Exchange Commission, or the SEC, using the “shelf” registration process. Under this shelf registration process, the selling stockholder may, from time to time (after the expiration of any applicable lock-up period described herein), sell the Shares offered by them described in this prospectus. We will not receive any proceeds from the sale by the selling stockholder of the Shares offered by them described in this prospectus. We are registering the resale of the Shares as required by the Purchase Agreement.

Neither we nor the selling stockholder have authorized anyone to provide you with any information or to make any representations other than those contained or incorporated by reference in this prospectus or any applicable prospectus supplement or any free writing prospectuses prepared by or on behalf of us or to which we have referred you. Neither we nor the selling stockholder take responsibility for, or provide any assurance as to the reliability of, any other information that others may give you. Neither we nor the selling stockholder will make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

We may also provide a prospectus supplement or free writing prospectus to add information to, or update or change information contained or incorporated by reference in, this prospectus. You should read this prospectus, any applicable prospectus supplement or free writing prospectus, including the documents we incorporate herein and therein by reference, together with the additional information to which we refer you in the section of this prospectus entitled “Where You Can Find More Information.”

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under “Where You Can Find More Information.”

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and any applicable prospectus supplement or free writing prospectus, including the documents that we incorporate by reference herein and therein, contain forward-looking statements about us and our industry that involve substantial risks and uncertainties. All statements other than statements of historical facts, including statements regarding our future results of operations or financial condition, business strategy and plans and objectives of management for future operations, are forward-looking statements. In some cases, you can identify forward-looking statements because they contain words such as “anticipate,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will” or “would” or the negative of these words or other similar terms or expressions. These forward-looking statements include, but are not limited to, statements concerning the following:

•	the evolving treatment paradigm for cancer, including physicians’ use of molecular data and targeted oncology therapeutics and the market size for our current and future products;

•	our ability to expand our business beyond oncology into new disease areas;

•	estimates of our addressable market and our expectations regarding our revenue, expenses, capital requirements and operating results;

•	our ability to develop new products and services, including our goals and strategy regarding development and commercialization of AI Applications;

•	our ability to maintain and grow our datasets, including in new disease areas and geographies;

•	any expectation that the growth of our datasets will improve the quality of our products and services and accelerate their adoption;

•	our ability to capture, aggregate, analyze or otherwise utilize genomic data in new ways and in additional diagnostic modalities;

•	any expectation that we will continue to commercialize de-identified records and license them to multiple customers;

•	the acceptance of our publications in peer-reviewed journals or of our presentations at scientific and medical conference presentations;

•	the implementation of our business model and strategic plans for our products, technologies and businesses;

•	competitive companies and technologies and our industry;

•	the potential of Intelligent Diagnostics to be disruptive across a broad set of disease areas and the clinical trial process;

•	our ability to manage and grow our business by expanding our sales to existing customers or introducing our products to new customers;

•	third-party payer reimbursement and coverage decisions, including our strategy to increase reimbursement;

•	our ability to establish and maintain intellectual property protection for our products or avoid claims of infringement;

•	potential effects of evolving and/or extensive government regulation;

•	the timing or likelihood of regulatory filings and approvals;

•	our ability to hire and retain key personnel;

•	our ability to expand internationally, including through our joint venture, SB Tempus Corp., in Japan;

•

our ability to successfully acquire businesses, form joint ventures or make investments in companies or technologies, including our ability to realize the expected benefits of strategic plans, including our acquisition of Ambry pursuant to the Purchase Agreement;

•	our ability to protect and enforce our intellectual property rights, including our trade secret protected proprietary rights in our platform;

•	our ability to service or pay down existing or future debt obligations;

•	our anticipated cash needs and our needs for additional financing; and

•	anticipated trends and challenges in our business and the markets in which we operate.

You should not rely on forward-looking statements as predictions of future events. We have based these forward-looking statements primarily on our current expectations and projections about future events and trends that we believe may affect our business, financial condition and operating results. The outcome of the events described in these forward-looking statements is subject to risks, uncertainties and other factors described in the section titled “Risk Factors” contained or incorporated by reference in this prospectus. Moreover, we operate in a very competitive and rapidly changing environment. New risks and uncertainties emerge from time to time, and it is not possible for us to predict all risks and uncertainties that could have an impact on the forward-looking statements contained in this prospectus. The results, events and circumstances reflected in the forward-looking statements may not be achieved or occur, and actual results, events or circumstances could differ materially from those described in the forward-looking statements.

In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based on information available to us as of the date of this prospectus. And while we believe that information provides a reasonable basis for these statements, that information may be limited or incomplete. Our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all relevant information. These statements are inherently uncertain, and investors are cautioned not to unduly rely on these statements.

The forward-looking statements made in this prospectus and any applicable prospectus supplement or free writing prospectus, including the documents that we incorporate by reference herein and therein, relate only to events as of the date on which the statements are made. We undertake no obligation to update any forward-looking statements made in this prospectus to reflect events or circumstances after the date of this prospectus or to reflect new information or the occurrence of unanticipated events, except as required by law. We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus and in the documents we incorporate herein by reference, and does not contain all of the information that you should consider in making your investment decision. Before investing in our securities, you should carefully read this entire prospectus, along with our consolidated financial statements and the related notes thereto and the information set forth in the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in or incorporated herein by reference. Unless the context otherwise requires, we use the terms “Tempus,” “Company,” “we,” “us” and “our” in this prospectus to refer to Tempus AI, Inc. and its consolidated subsidiaries.

Overview

Tempus is a healthcare technology company that straddles two converging worlds. We strive to combine deep healthcare expertise, providing next-generation diagnostics across multiple disease areas, with leading technology capabilities, harnessing the power of data and analytics to help personalize medicine. We endeavor to unlock the true power of precision medicine by creating Intelligent Diagnostics through the practical application of artificial intelligence, or AI, in healthcare. Intelligent Diagnostics use AI, including generative AI, to make laboratory tests more accurate, tailored, and personal. Unlike traditional diagnostic labs, we can incorporate unique patient information, such as clinical, molecular, and imaging data, with the goal of making our tests more intelligent and our results more insightful. Unlike other technology companies, we are deeply rooted in clinical care delivery as one of the largest sequencers of cancer patients, and patients with other diseases, in the United States. Straddling both worlds is advantageous as we believe Intelligent Diagnostics represent the future of precision medicine, informing more personalized and data-driven therapy selection and development. We believe the adoption of Intelligent Diagnostics could empower physicians to deliver better care and researchers to develop more precise therapies, with the potential to save millions of lives.

In order to bring AI to healthcare at scale, we established new data pipes, going to and from providers, to allow for the free exchange of data between physicians, who interpret data, and diagnostic and life science companies, who provide data. Without this capability, we believe data would continue to accumulate without impacting patient care, so we built the Tempus Platform. Our integrated Platform frees healthcare data from silos and helps make the data useful. Our Platform connects multiple stakeholders within the larger healthcare ecosystem, often in real time, to assemble and integrate the data we collect, thereby providing an opportunity for physicians to make data-driven decisions in the clinic and for researchers to discover and develop therapeutics. We aim to help physicians find the best therapies for their patients, help pharmaceutical and biotechnology companies make the best drugs possible, and enable patients to access emerging therapies and clinical trials when appropriate.

We currently offer three product lines: Genomics, Data and AI Applications. Each product line is designed to enable and enhance the others, thereby creating network effects in each of the markets in which we operate. Our Genomics product line leverages our state-of-the-art laboratories to provide next generation sequencing, or NGS diagnostics, polymerase chain reaction, or PCR, profiling, molecular genotyping and other anatomic and molecular pathology testing to healthcare providers, pharmaceutical companies, biotechnology companies, researchers, and other third parties. The data generated in our lab or ingested into our platform is structured and de-identified, prior to commercialization. This de-identified database is then commercialized to our pharmaceutical and biotechnology partners to facilitate drug discovery and development through two primary Data and Services products, Insights and Trials. Our third product line, AI Applications, is focused on developing and providing diagnostics that are algorithmic in nature, implementing new software as a medical device, and building and deploying clinical decision support tools.

Acquisition of Ambry Genetics Corporation

On November 4, 2024, we entered into the Purchase Agreement with the Seller and the Seller’s ultimate parent, Konica Minolta, Inc., a Japanese corporation, as guarantor, pursuant to which we agreed to purchase all of the outstanding shares of capital stock of Ambry Genetics Corporation, a leader in genetic testing that aims to improve health by understanding the relationship between genetics and disease. Such transaction is hereinafter referred to as the Acquisition. Pursuant to the terms of the Purchase Agreement, consideration for the Acquisition consisted of $375.0 million in cash, subject to adjustment for cash, unpaid indebtedness, unpaid transaction expenses and net working capital of Ambry, or the Cash Consideration, plus the issuance of an aggregate of 4,843,136 shares of our Class A common stock, or the Stock Consideration. We issued the Shares as Stock Consideration to the Seller on February 3, 2025 upon the closing of the Acquisition. Pursuant to the terms of the Purchase Agreement, 2,152,505 of the Shares held by the Seller are subject to a lock-up for a period of one year following the closing date of the Acquisition.

The Shares issued to the selling stockholder as Stock Consideration for the Acquisition have not been registered under the Securities Act of 1933, as amended, or the Securities Act, and were issued in reliance on an exemption from such registration. We are registering the resale of the Shares as required by the registration rights contained in the Purchase Agreement.

Corporate Information

We were founded by Eric Lefkofsky under the name Bioin, LLC in Delaware in August 2015. We converted to a Delaware corporation in September 2015 under the name Bioin, Inc., and later changed our name to Tempus Health, Inc. in 2015, to Tempus Labs, Inc. in 2016, and to Tempus AI, Inc. in 2023. Our principal executive offices are located at 600 West Chicago Avenue, Suite 510 Chicago, Illinois 60654, and our telephone number is (800) 976-5448. Our website address is www.tempus.com. Information contained on, or that can be accessed through, our website is not incorporated by reference into this prospectus, and you should not consider information on our website to be part of this prospectus.

The Tempus logo, “Tempus” and our other registered and common law trade names, trademarks and service marks are the property of Tempus AI, Inc. or our subsidiaries. Other trade names, trademarks and service marks used in this prospectus are the property of their respective owners.

Emerging Growth Company Status

We are an “emerging growth company” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012, or the JOBS Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. We have elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, our company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our condensed consolidated financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

We will remain an emerging growth company under the JOBS Act until the earliest of (a) December 31, 2029 (the last day of the fiscal year following the fifth anniversary of the consummation of the initial public offering of our Class A common stock, or our IPO), (b) the last date of our fiscal year in which we have a total annual gross revenue of at least $1.235 billion, (c) the date on which we are deemed to be a “large accelerated filer” under the rules of the SEC with at least $700.0 million of outstanding securities held by non-affiliates or (d) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the previous three years.

THE OFFERING

Issuer	Tempus AI, Inc.

Shares of Class A common stock offered by the selling stockholder

We are registering the resale by the selling stockholder, including its permitted transferees, an aggregate of up to 4,843,136 shares of Class A common stock, 2,152,505 shares of which are subject to a lock-up for a period of one year following the closing date of the Acquisition.

Class A Common Stock outstanding	167,168,911 shares (as of February 21, 2025).

Class B Common Stock outstanding	5,043,789 shares (as of February 21, 2025).

Use of proceeds	We will not receive any of the proceeds from the sale of the Shares by the selling stockholder.

Market for Class A common stock	Our common stock is currently traded on the Nasdaq Global Select Market under the symbol “TEM.”

Risk factors	Before investing in our securities, you should carefully read and consider the information set forth in “Risk Factors” beginning on page 5.

For additional information concerning the offering, see “Plan of Distribution” beginning on page 43.

RISK FACTORS

Investing in our Class A common stock involves a high degree of risk. You should carefully consider the risks and uncertainties described under the heading “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2024, which is incorporated by reference into this prospectus in its entirety, as well as any amendment or updates to our risk factors reflected in subsequent filings with the SEC, including any prospectus supplement hereto or any related free writing prospectus, before deciding to invest in our Class A common stock. If any of the events or developments described therein were to occur, our business, prospects, operating results and financial condition could suffer materially, the trading price of our Class A common stock could decline, and you could lose all or part of your investment. The risks and uncertainties described therein are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial may also adversely affect our business.

USE OF PROCEEDS

We are filing the registration statement of which this prospectus forms a part to permit the selling stockholder to resell the Shares, as described in the section below titled “Selling Stockholder”.

The selling stockholder will receive all of the net proceeds from sales of the Shares sold pursuant to this prospectus. We will not receive any proceeds from the resale of any Shares offered by this prospectus by the selling stockholder.

We, and not the selling stockholder, will pay the costs, expenses and fees in connection with the registration of the Shares covered by this prospectus, but the selling stockholder will pay all discounts, commissions or brokers’ fees or fees of similar securities industry professionals and transfer taxes, if any, attributable to sales of the Shares.

MANAGEMENT

The following sets forth information, as of December 31, 2024, regarding our current executive officers and directors:

Name	Age	Position
Executive Officers:
Eric Lefkofsky	55	Chief Executive Officer, Founder and Director
Ryan Fukushima	39	Chief Operating Officer
Erik Phelps	54	Executive Vice President, Chief Administrative and Legal Officer and Assistant Secretary
Andrew Polovin	51	Executive Vice President, General Counsel and Secretary
James Rogers	39	Chief Financial Officer
Non-Employee Directors:
Peter J. Barris	73	Director
Eric D. Belcher	56	Director
Jennifer A. Doudna, Ph.D.	60	Director
David R. Epstein	63	Director
Wayne A.I. Frederick, M.D.	53	Director
Scott Gottlieb, M.D.	52	Director
Theodore J. Leonsis	68	Director
Nadja West, M.D.	63	Director

Executive Officers

Eric Lefkofsky is our Founder and has served as our Chief Executive Officer and a member of our board of directors since our inception. Before founding Tempus, Mr. Lefkofsky co-founded Groupon, Inc. in 2008, where he held various roles, including member of the board of directors (through November 2023), Chairman of the board of directors (November 2015 to June 2020), Executive Chairman (through August 2013) and Chief Executive Officer (August 2013 to November 2015). Mr. Lefkofsky also co-founded Lightbank LLC in 2008, a private venture capital firm specializing in investments in technology companies, and has served as its managing member since inception and General Partner since January 2019. Mr. Lefkofsky also co-founded InnerWorkings, Inc., Mediaocean, LLC, Echo Global Logistics, Inc., and Pathos AI, Inc., and served on each company’s board of directors or board of managers. In addition, Mr. Lefkofsky has served on the board of directors of Northwestern Memorial Healthcare since February 2024. Mr. Lefkofsky holds a bachelor’s degree from the University of Michigan and a J.D. from the University of Michigan Law School. We believe that Mr. Lefkofsky is qualified to serve on our board of directors because of his perspective and experience as our Founder and Chief Executive Officer, and his extensive knowledge of the venture capital and technology industries.

Ryan Fukushima has served as our Chief Operating Officer since September 2015. Prior to joining us, Mr. Fukushima was an Entrepreneur-in-Residence and Vice President at Lightbank LLC, a private venture capital firm specializing in investments in technology companies, from February 2014 to September 2015, and currently serves as a co-founder and interim CEO of Pathos AI, Inc. Mr. Fukushima holds a B.S. from California Polytechnic University and a M.B.A. from the Ross School of Business at the University of Michigan.

Erik Phelps has served as our Executive Vice President and Chief Administrative and Legal Officer since June 2020. Prior to this, Mr. Phelps served as our Executive Vice President and General Counsel from March 2017 to June 2020. Prior to joining us, Mr. Phelps served as the General Counsel at Epic Systems Corporation, a software company that provides electronic health records for medical groups, hospitals and healthcare organizations, from May 2013 to March 2017. Mr. Phelps holds a B.A. from Beloit College and a J.D. from the George Washington University Law School.

Andrew Polovin has served as our General Counsel since June 2020 and our Executive Vice President and Secretary since April 2024. From August 2016 to June 2020, Mr. Polovin was the General Counsel and Secretary

of Uptake Technologies, Inc., a company specializing in Artificial Intelligence software for industrial machinery. Before transitioning to help lead growth stage technology companies, Mr. Polovin was a partner at the law firm of Bartlit Beck, one of the nation’s leading trial boutiques, served as an Assistant United States Attorney in the Northern District of Illinois, and clerked for the Chief Judge of the United States Court of Appeals. Mr. Polovin holds a B.A. from Colgate University and a J.D. from Northwestern University School of Law.

James Rogers has served as our Chief Financial Officer since April 2021. Prior to this, Mr. Rogers served as our Vice President of Finance from February 2020 to April 2021, as our Senior Director of Finance from February 2018 to February 2020, and as our Director of Finance from August 2017 to February 2018. Prior to joining us, Mr. Rogers held various finance positions at Groupon from April 2011 to August 2017, including most recently leading financial planning and analysis for its North America business from February 2017 to August 2017 and serving as the financial controller of Asia Pacific operations from January 2015 to January 2017. Mr. Rogers holds a B.B.A. from the University of Notre Dame and an M.S. from Northern Illinois University.

Non-Employee Directors

Peter J. Barris has served as a member of our board of directors since September 2017. Mr. Barris has also served on the board of directors of Sprout Social, Inc. since February 2011. Previously, Mr. Barris served on the board of directors of Berkshire Grey, Inc. from April 2016 to July 2023, ZeroFox Holdings, Inc. from April 2014 to June 2023, NextNav Inc. from July 2014 to August 2022 and Groupon from January 2008 to August 2022. Mr. Barris joined New Enterprise Associates, Inc., or NEA, a global venture capital fund investing in technology and healthcare, where he specialized in information technology investing, in 1992 and retired at the end of 2019. Prior to his retirement, Mr. Barris held several roles at NEA, including Managing General Partner from 1999 to 2017. After retiring in 2019, Mr. Barris now serves as Chairman Emeritus of NEA. Mr. Barris holds a B.S. from Northwestern University and an M.B.A. from the Tuck School of Business at Dartmouth University. We believe that Mr. Barris is qualified to serve on our board of directors because of his investment management and financial expertise, and his experience serving on public company boards.

Eric D. Belcher has served as a member of our board of directors since January 2019. Mr. Belcher has served as the Chief Executive Officer of Market Track, LLC (d/b/a Numerator), a data and technology company in the market research industry, since June 2019. Mr. Belcher has also held various positions at InnerWorkings, Inc. since May 2005, including most recently serving as its Chief Executive Officer and President from January 2009 to April 2018. Mr. Belcher served as a member of the board of directors of InnerWorkings, Inc. from January 2009 to December 2018, including as the Chairman of its board of directors from April 2018 to September 2018. Mr. Belcher holds a bachelor’s degree from Bucknell University and an M.B.A. from the University of Chicago Booth School of Business. We believe that Mr. Belcher is qualified to serve on our board of directors because of his extensive experience in the technology industry and leading high growth companies.

Jennifer A. Doudna, Ph.D. has served as a member of our board of directors since April 2021. Dr. Doudna has also served on the board of directors of Johnson & Johnson since April 2018. Since July 2002, Dr. Doudna has served as a Professor of Biochemistry & Molecular Biology at the University of California, Berkeley, where she directs the Innovative Genomics Institute, a joint UC Berkeley-UC San Francisco center, holds the Li Ka Shing Chancellor’s Professorship in Biomedical and Health, and is the Chair of the Chancellor’s Advisory Committee on Biology. Since 2002, Dr. Doudna has served as Principal Investigator at the Doudna Lab at UC Berkeley. Dr. Doudna has founded and served on the Scientific Advisory Boards of Caribou Biosciences, Inc. and Intellia Therapeutics, Inc., each of which are leading CRISPR genome engineering companies, since 2010. She has also been an Investigator with the Howard Hughes Medical Institute since 1997. Dr. Doudna is the recipient of numerous scientific awards in biochemistry and genetics, including the Nobel Prize in Chemistry in 2020. Dr. Doudna holds a bachelor’s degree from Pomona College and a Ph.D. from Harvard Medical School. We believe that Dr. Doudna is qualified to serve on our board of directors because of her expertise in scientific research and innovation.

David R. Epstein has served as a member of our board of directors since February 2024. Mr. Epstein also serves as a board member at a privately held biotherapeutics company, Valo Health, LLC. He is a Director at the non-profit Three Opinions Foundation Inc and at South Florida’s Pelican Harbor Seabird Station. Mr. Epstein previously served as the Chief Executive Officer and a member of the board of directors of Seagen Inc. (Nasdaq: SGEN) from November 2022 until Seagen’s acquisition by Pfizer Inc. in December 2023. From October 2021 to December 2023, Mr. Epstein served on the board of directors of OPY Acquisition Corp. I (Nasdaq: OHAA). From June 2022 to June 2023, Mr. Epstein served as a member of the board of directors of Senti Biosciences, Inc. (Nasdaq: SNTI) and was previously a member of the board of Senti’s predecessor, Dynamics Special Purpose Corp. (Nasdaq: DYNS) since March 2021. From March 2017 to February 2023, he served as a director at Evelo Biosciences, Inc. (Nasdaq: EVLO), including as the Chair of its board of directors from September 2019 to June 2022. From 2017 until October 2022, Mr. Epstein was a consultant and executive partner at Flagship Pioneering. From May 2019 to October 2022, Mr. Epstein served on the board of directors and as Chairman of Axcella Health Inc. (formerly Axcella Therapeutics) (Nasdaq: AXLA) and, from January 2017 to October 2022, Mr. Epstein served on the board of directors of Rubius Therapeutics, Inc. (Nasdaq: RUBY), he served on the board of directors of Seer, Inc. (Nasdaq: SEER). From 2010 to mid-2016, he served as the Chief Executive Officer of Novartis Pharmaceuticals, a division of Novartis AG. Previously, he started and led Novartis’ Oncology and Molecular Diagnostic units. Under his leadership, Norvartis’ oncology business grew to the second largest in the world. Early in his career, he was an associate in the strategy practice of consulting firm Booz, Allen and Hamilton. Mr. Epstein holds a B.S. in pharmacy from Rutgers University College of Pharmacy and an M.B.A. in finance and marketing from Columbia University Graduate School of Business. We believe that Mr. Epstein is qualified to serve on our board of directors because of his extensive experience serving in executive roles in the life sciences industry and leading the development and commercialization of numerous therapeutics.

Wayne A.I. Frederick, M.D. has served as a member of our board of directors since October 2020. Since November 2024, Dr. Frederick has served as interim Chief Executive Officer of the American Cancer Society and its advocacy affiliate, the American Cancer Society Cancer Action Network. Dr. Frederick has also served on the boards of directors of several other public companies, including serving as a member of the board of directors of Workday, Inc. since July 2022, Insulet Corp since October 2020 and Humana Inc. since February 2020. From July 2020 to October 2022, Dr. Frederick served as a member of the board of director of Forma Therapeutics Holdings, Inc. He also serves on the boards of directors of privately held companies and charitable organizations. Dr. Frederick is currently the President Emeritus of Howard University, after serving as President since July 2014, and also serves as the Charles R. Drew Endowed Chair of Surgery at Howard University’s College of Medicine. Dr. Frederick holds a B.S./M.D. dual degree, and an M.B.A. from Howard University. We believe that Dr. Frederick is qualified to serve on our board of directors because of his vast experience in medical research, healthcare academics and business administration, and his service on the boards of multiple public companies.

Scott Gottlieb, M.D. has served as a member of our board of directors since October 2019. Dr. Gottlieb has also served on the boards of directors of Illumina, Inc. since February 2020 and Pfizer Inc. since June 2019. Dr. Gottlieb has served as a Partner on NEA’s healthcare investment team since April 2019, and a Resident Fellow at American Enterprise Institute since April 2021. Prior to that, he served as the 23rd Commissioner of the U.S. Food and Drug Administration from May 2017 to April 2019. Prior to serving as Commissioner, Dr. Gottlieb held several roles in the public and private sectors, including serving as a Venture Partner at NEA from January 2007 to May 2017, and a senior advisor to the Administrator of the Centers for Medicare and Medicaid Services in 2004. He is presently a contributor to CNBC and the CBS News program Face the Nation. Dr. Gottlieb holds a B.A. from Wesleyan University and an M.D. from Mount Sinai School of Medicine. We believe that Dr. Gottlieb is qualified to serve on our board of directors because of his extensive experience as a medical policy expert and public health advocate.

Theodore J. Leonsis has served as a member of our board of directors since January 2019. In November 2011, Mr. Leonsis co-founded Revolution Growth, a private investment firm, and has served as a General Partner thereof since that time. Since 1999, Mr. Leonsis has served as the Founder, Chairman, Majority Owner, and

Chief Executive Officer of Monumental Sports & Entertainment, LLC, a sports, entertainment, media, and technology company that owns the NBA’s Washington Wizards, the NHL’s Washington Capitals, the WNBA’s Washington Mystics, the Capital City Go-Go, Wizards District Gaming, Caps Gaming, the Capital One Arena in Washington, D.C. and Monumental Sports Network. Mr. Leonsis has served as a director of American Express Co. since July 2010. Mr. Leonsis has also served on the board of directors of Groupon, Inc. since June 2009, including as Chairman of the board of directors from August 2013 to November 2015 and, again, since June 2020. Mr. Leonsis also serves on the boards of directors of several private internet and technology companies, as well as charitable organizations. Mr. Leonsis holds a bachelor’s degree from Georgetown University. We believe that Mr. Leonsis is qualified to serve on our board of directors because of his significant operational, investment and financial experience, and his service on the boards of two public companies.

Nadja West, M.D. has served as a member of our board of directors since April 2021. Dr. West has also served on the boards of directors of several other public companies, including serving as a member of the board of directors of Johnson & Johnson since December 2020, Tenet Healthcare Corp since October 2019, and Nucor Corporation since September 2019. From December 2015 to October 2019, Dr. West served as the 44th Surgeon General of the U.S. Army, and the Commanding General of the U.S. Army Medical Command. Dr. West currently serves as Trustee of both the National Recreation Foundation and Mount St. Mary’s University, and board member of Americares and The Woodruff Foundation. She was recently appointed an independent member of the NCAA Board of Governors. Dr. West holds a B.S. from the United States Military Academy at West Point, an M.D. from the George Washington University School of Medicine, and an M.S. from National War College. We believe that Dr. West is qualified to serve on our board of directors because of her executive and operational leadership and expertise with strategic planning and healthcare management.

Family Relationship

There are no family relationships among our directors and executive officers.

Composition of Our Board of Directors

Our business and affairs are managed under the direction of our board of directors. In accordance with the terms of our amended and restated certificate of incorporation, our board of directors may establish the authorized number of directors from time to time by resolution. Our board of directors currently consists of nine directors. Each director is elected to the board of directors for a one-year term, to serve until the election and qualification of a successor director at our annual meeting of stockholders, or until the director’s earlier removal, resignation, or death.

Director Independence

Our board of directors has undertaken a review of the independence of each director. Based on information provided by each director concerning his or her background, employment and affiliations, our board of directors has determined that none of our directors, other than Mr. Lefkofsky, has any relationships that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under the listing standards of the Nasdaq Stock Market. In making these determinations, our board of directors considered the current and prior relationships that each non-employee director has with our company and all other facts and circumstances our board of directors deemed relevant in determining their independence, including the beneficial ownership of our shares by each non-employee director and the transactions described in the section titled “Certain Relationships and Related Party Transactions.”

Committees of Our Board of Directors

Our board of directors has established an audit committee, a compensation committee, a nominating and corporate governance committee and an executive committee. The composition and responsibilities of each of the committees of our board of directors are described below. Members serve on these committees until their resignation or until otherwise determined by our board of directors. Our board of directors may establish other committees as it deems necessary or appropriate from time to time.

Our board of directors adopted a charter for each of its committees, which comply with the applicable requirements of current SEC and Nasdaq rules. We intend to comply with future requirements to the extent applicable. Copies of the charters for the audit committee, the compensation committee and the nominating and corporate governance committee are available on the investor relations portion of our website at https://investors.tempus.com/. The reference to our website address does not constitute incorporation by reference of the information contained at or available through our website, and you should not consider it to be a part of this prospectus.

Audit Committee

Our audit committee consists of Eric D. Belcher, Peter J. Barris and Wayne A.I. Frederick. Our board of directors has determined that each of Messrs. Belcher, Barris and Frederick satisfies the independence requirements under the Nasdaq Stock Market listing standards and Rule 10A-3(b)(1) of the Exchange Act. The chair of our audit committee is Mr. Belcher. Our board of directors has determined that each of Messrs. Belcher and Frederick is an “audit committee financial expert” within the meaning of SEC regulations. Each member of our audit committee can read and understand fundamental financial statements in accordance with applicable requirements. In arriving at these determinations, our board of directors has examined each audit committee member’s scope of experience and the nature of their employment in the corporate finance sector.

The principal duties and responsibilities of our audit committee include, among other things:

•	selecting a qualified firm to serve as the independent registered public accounting firm to audit our financial statements;

•	helping to ensure the independence and performance of the independent registered public accounting firm;

•	helping to maintain and foster an open avenue of communication between management and the independent registered public accounting firm;

•

discussing the scope and results of the audit with the independent registered public accounting firm, and reviewing, with management and the independent accountants, our interim and year-end operating results;

•	developing procedures for employees to submit concerns anonymously about questionable accounting or audit matters;

•	reviewing our policies on risk assessment and risk management;

•	reviewing related party transactions;

•

obtaining and reviewing a report by the independent registered public accounting firm at least annually, that describes its internal quality-control procedures, any material issues with such procedures, and any steps taken to deal with such issues when required by applicable law;

•	approving (or, as permitted, pre-approving) all audit and all permissible non-audit services to be performed by the independent registered public accounting firm; and

•	reviewing and discussing material risks relating to data privacy, technology and information security, including cybersecurity.

Compensation Committee

Our compensation committee consists of Peter J. Barris, David R. Epstein and Nadja West. The chair of our compensation committee is Mr. Barris. Our board of directors has determined that each of Messrs. Barris and Epstein and Ms. West is independent under Nasdaq listing standards and a “non-employee director” as defined in Rule 16b-3 promulgated under the Exchange Act.

The principal duties and responsibilities of our compensation committee include, among other things:

•	approving the retention of compensation consultants and outside service providers and advisors;

•

reviewing and approving, or recommending that our board of directors approve, the compensation, individual and corporate performance goals and objectives and other terms of employment of our executive officers, including evaluating the performance of our chief executive officer and, with his assistance, that of our other executive officers;

•	reviewing and recommending to our board of directors the compensation of our directors;

•	administering our equity and non-equity incentive plans;

•	reviewing our practices and policies of employee compensation as they relate to risk management and risk-taking incentives;

•	reviewing and evaluating succession plans for the executive officers;

•	reviewing and approving, or recommending that our board of directors approve, incentive compensation and equity plans;

•	overseeing our compensation clawback or similar policies; and

•	reviewing and establishing general policies relating to compensation and benefits of our employees and reviewing our overall compensation philosophy.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee consists of Theodore J. Leonsis, Jennifer A. Doudna and Scott Gottlieb. The chair of our nominating and corporate governance committee is Mr. Leonsis. Our board of directors has determined that each member of the nominating and corporate governance committee is independent under the applicable listing standards of the Nasdaq Stock Market. In addition, Mr. Lefkofsky serves as an observer on our nominating and corporate governance committee.

The nominating and corporate governance committee’s responsibilities include, among other things:

•	identifying, evaluating, and selecting, or recommending that our board of directors approve, nominees for election to our board of directors and its committees;

•	approving the retention of director search firms;

•	evaluating the performance of our board of directors and of individual directors;

•	considering and making recommendations to our board of directors regarding the composition of our board of directors and its committees;

•	evaluating the adequacy of our corporate governance practices and reporting;

•	overseeing our ESG activities, as applicable; and

•	overseeing an annual evaluation of the board’s performance.

Executive Committee

Our board of directors has established an executive committee comprised of Peter J. Barris, Theodore J. Leonsis and Eric Lefkofsky. The executive committee was formed to facilitate approval of certain corporate actions in the intervals between full meetings of the board. The executive committee has the authority to exercise the power and authority of the board, except with respect to matters which, under the Delaware General Corporation Law or the rules and regulations of the Nasdaq Stock Market, cannot be delegated by the board of directors to a committee.

Code of Conduct

We have adopted a Code of Conduct that applies to all our employees, officers and directors. This includes our principal executive officer, principal financial officer and principal accounting officer or controller, or persons performing similar functions. The full text of our Code of Conduct is available on the investor relations portion of our website at https://investors.tempus.com/. We intend to disclose on our website any future amendments of our Code of Conduct or waivers that exempt any principal executive officer, principal financial officer, principal accounting officer or controller, persons performing similar functions or our directors from provisions in the Code of Conduct. Information contained on, or that can be accessed through, our website is not incorporated by reference into this prospectus, and you should not consider information on our website to be part of this prospectus.

Compensation Committee Interlocks and Insider Participation

None of the members of the compensation committee are currently, or have been at any time, one of our officers or employees. None of our executive officers currently serve, or have served during the last year, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our board of directors or compensation committee.

Non-Employee Director Compensation

The following table sets forth information regarding compensation earned by or paid to our non-employee directors for fiscal year 2024:

Name	Fees Earned or Paid in Cash	Stock Awards(1)(2)	Total
Peter J. Barris	$37,500	$500,018	$537,518
Eric D. Belcher	31,250	500,018	531,268
Jennifer A. Doudna, Ph.D.	50,000	500,018	550,018
David R. Epstein(3)	25,000	1,067,318	1,092,318
Wayne A.I. Frederick, M.D.	50,000	500,018	550,018
Robert Ghenchev(4)	—	—	—
Scott Gottlieb, M.D.	56,250	500,018	556,268
Theodore J. Leonsis	31,250	500,018	531,268
Nadja West, M.D.	50,000	500,018	550,018

(1)

Amounts reported represent the aggregate grant date fair value of RSUs granted to our non-employee directors during 2024 under our 2015 Plan and 2024 Plan, computed in accordance with ASC Topic 718. The assumptions used in calculating the grant date fair value of the stock awards reported in this column are set forth in the notes to our audited consolidated financial statements included elsewhere in this prospectus. This amount does not reflect the actual economic value that may be realized by the non-employee director.

(2)

As of December 31, 2024, the aggregate number of shares of our Class A common stock underlying outstanding RSUs under our 2015 Plan and 2024 Plan held by each of our non-employee directors was as follows:

Name	Number of Shares Underlying RSUs
Peter J. Barris	12,838
Eric D. Belcher	13,514
Jennifer A. Doudna, Ph.D.	36,588
David R. Epstein(3)	27,838
Wayne A.I. Frederick, M.D.	38,514
Robert Ghenchev(4)	—
Scott Gottlieb, M.D.	87,264
Theodore J. Leonsis	12,838
Nadja West, M.D.	36,588

(3)	Mr. Epstein was appointed to our board of directors in February 2024 and his compensation was prorated for his service.
(4)	Mr. Ghenchev resigned from our board of directors effective as of the IPO Date.

Mr. Lefkofsky, our Chief Executive Officer, Founder and Chairman, is also a member of our board of directors but does not receive any additional compensation for his service as a director. See the section titled “Executive Compensation” for more information regarding the compensation earned by Mr. Lefkofsky.

Non-Employee Director Compensation Policy

Our board of directors adopted a non-employee director compensation policy in February 2024, which became effective upon the effectiveness of our IPO and is applicable to all of our non-employee directors. This compensation policy provides that each such non-employee director is eligible to receive the following compensation for service on our board of directors:

•	an annual cash retainer of $50,000 (plus an additional $12,500 for the non-executive chair or lead independent director of our board of directors, if any);

•	an additional annual cash retainer of $12,500 for service as a member of the audit committee, compensation committee and the nominating and corporate governance committee;

•	an initial RSU grant having a grant date fair value of $500,000 on the date of each such non-employee director’s appointment to our board of directors;

•

a refresh RSU grant having a grant date fair value of $500,000 on the fifth anniversary of such non-employee director’s initial RSU grant or initial public offering grant, as described below; as applicable; and

•	an annual RSU grant having a grant date fair value of $125,000 on the date of each of our annual stockholder meetings.

Under the non-employee director compensation policy, all annual cash compensation amounts will be payable in equal quarterly installments in arrears, on the last day of each fiscal quarter in which the service occurred. In addition, each non-employee director may elect on an annual basis to receive all or a portion of his or her eligible cash compensation in the form of RSUs, which will generally vest in substantially equal quarterly installments on the last day of each fiscal quarter over the number of quarters to which the election applies, subject to the director’s continuous service to us through each applicable vesting date.

In connection with our IPO and effective as of the IPO Date, we granted each of our non-employee directors 13,514 RSUs representing a grant date fair value of $500,000. Each such RSU grant vests in substantially equal quarterly installments over the five-year period that commenced on September 13, 2024, subject to the director’s continuous service to us through each vesting date.

Each of the RSU grants described above under the non-employee director compensation policy has been, or will be, granted under our 2024 Plan, the terms of which are described in more detail above under the section titled “—Equity Incentive Plans—2024 Equity Incentive Plan.” Each of the initial RSU grants and grants made in connection with our IPO, as applicable, will vest in substantially equal quarterly installments over a five-year period, subject to the director’s continuous service to us through each vesting date. Each annual RSU grant will vest and become exercisable subject to the director’s continuous service to us through the earlier of the first anniversary of the date of grant or the next annual stockholder meeting.

Non-Employee Directors Deferred Compensation Plan

Our board of directors also adopted a non-employee directors deferred compensation plan in August 2024. The deferred compensation plan allows our non-employee directors to defer the settlement of RSUs awarded in consideration of services provided to the Company, including RSUs elected to be received in lieu of cash compensation, to the earlier to occur of their separation from service as a member of the board of directors or a change in control of the Company. Any RSUs that are deferred are converted into deferred stock units, which are credited to a bookkeeping account, and which will be settled in shares of our Class A common stock in a lump sum at the time of the applicable triggering event.

EXECUTIVE COMPENSATION

Our named executive officers for fiscal year 2024, consisting of our principal executive officer and the next two most highly compensated executive officers, were:

•	Eric Lefkofsky, Chief Executive Officer, Founder and Chairman;

•	Ryan Fukushima, Chief Operating Officer; and

•	Andrew Polovin, Executive Vice President, General Counsel and Secretary.

Summary Compensation Table

The following table presents all of the compensation awarded to or earned by or paid to our named executive officers for fiscal years 2024 and 2023:

Name and Principal Position	Year	Salary		Bonus	Stock Awards(1)	All Other Compensation(2)	Total
Eric Lefkofsky Chief Executive Officer, Founder and Chairman	2024 2023	$	— —	$800,000 —	$27,750,000 —	$5,040 2,100	$28,555,040 2,100

Ryan Fukushima(3) Chief Operating Officer	2024 2023		375,000 390,625	250,000 225,000	3,928,000 4,604,250	74,304 76,368	4,627,304 5,296,243

Andrew Polovin(4) Executive Vice President, General Counsel and Secretary	2024		591,667	—	2,133,600	$2,520	2,727,787

(1)

Amounts reported represent the aggregate grant date fair value of RSUs granted to our executive officers in each respective fiscal year as determined in accordance with the Financial Accounting Standard Board Accounting Standards Codification, Topic 718, or ASC Topic 718. The assumptions used in calculating the grant date fair value of the stock awards reported in this column are set forth in the notes to our audited consolidated financial statements included elsewhere in this prospectus. This amount does not reflect the actual economic value that may be realized by the executive officer.

(2)

The amounts reported in this column for fiscal year 2024 represent: (i) for Mr. Lefkofsky, $5,040 in parking fees; (ii) for Mr. Fukushima, a housing stipend of $74,304; and (iii) for Mr. Polovin, $2,520 in parking fees.

(3)	As described in additional detail under “Base Salaries” below, Mr. Fukushima’s base salary for 2024 was prorated to reflect time spent on certain outside activities.
(4)	Mr. Polovin was not a named executive officer for fiscal year 2023.

Narrative Disclosure to Summary Compensation Table

Base Salaries

We generally provide our named executive officers with a base salary to compensate them for the services they provide to our company. The base salary payable to each named executive officer, which is generally determined and approved by our board of directors or the compensation committee thereof, is intended to provide a fixed component of compensation reflecting the executive’s skill set, experience, role and responsibilities. The base salaries of each of our named executive officers for fiscal year 2024 are listed in the table below.

Name	Fiscal Year 2024 Base Salary
Eric Lefkofsky(1)	—
Ryan Fukushima(2)	$375,000
Andrew Polovin	$610,000

(1)

Mr. Lefkofsky did not receive a base salary for fiscal year 2024. Pursuant to his employment agreement, Mr. Lefkofsky’s annual base salary for fiscal year 2025 is $800,000. See the section titled “—Employment Agreements with Named Executive Officers” in this prospectus for more information.

(2)

Mr. Fukushima’s base salary represents a 75% proration based on the amount of time he devotes to outside activities with respect to Pathos AI, Inc. See the section titled “Certain Relationships and Related Party Transactions—Agreements with Pathos” in this prospectus for more information.

The actual salaries earned by each named executive officer for fiscal year 2023 and fiscal year 2024 are set forth in the “Summary Compensation Table” above in the column titled “Salary.”

Bonus

We did not maintain a formal performance bonus plan during fiscal year 2024, but in February 2025, our compensation committee approved discretionary cash bonuses in the amounts of $800,000 and $250,000 to Messrs. Lefkofsky and Fukushima, respectively, and a discretionary bonus in the form of 5,334 fully vested RSUs to Mr. Polovin, in each case in recognition of their exceptional efforts and contributions in 2024. In accordance with SEC rules, Mr. Polovin’s bonus RSUs will be reported as 2025 compensation and accordingly, such award is not reflected in Mr. Polovin’s 2024 compensation in the “Summary Compensation Table” above.

Equity-Based Incentive Awards

Our equity award program is the primary vehicle for offering long-term incentives to our executives. We believe that equity awards provide our executive officers with a strong link to long-term performance, create an ownership culture and help to align the interests of Tempus’ executive officers and stockholders. To date, we have granted RSUs to our executive officers. We believe that RSUs promote long-term retention and align the interests of our executives with those of our stockholders.

We currently maintain the 2024 Plan, which our board of directors and stockholders approved in connection with our IPO for purposes of granting equity-based incentive awards to our employees and consultants, including our named executive officers. See “—Equity Incentive Plans—2024 Equity Incentive Plan” below for further information. Prior to the effectiveness of our IPO, we granted equity incentive awards under the 2015 Plan, which was terminated in connection with our IPO. See “—Equity Incentive Plans—2015 Stock Plan” below for further information.

In June 2024, our board of directors granted Mr. Lefkofsky an RSU award for 750,000 shares of our Class A common stock. This RSU award will vest in substantially equal quarterly installments over the five-year period that commenced on September 13, 2024, subject to Mr. Lefkofsky’s continuous service to us through each vesting date.

In August 2024, our board of directors granted Mr. Fukushima an RSU award for 100,000 shares of our Class A common stock. One-fifth of the shares subject to this RSU award will vest on June 15, 2025, the first anniversary of the vesting commencement date, and the remaining shares will vest in substantially equal quarterly installments thereafter over the next four years, subject to Mr. Fukushima’s continuous service to us through each vesting date.

In May 2024, prior to our IPO, our board of directors granted Mr. Polovin an RSU award for 20,000 shares of our Class A common stock. One-third of the shares subject to this RSU award will vest on March 15, 2025 and the remaining shares will vest in substantially equal quarterly installments thereafter over the next two years, subject to Mr. Polovin’s continuous service to us through each vesting date. Additionally, in November 2024, the compensation committee of our board of directors granted Mr. Polovin an RSU award for 30,000 shares of our Class A common stock. This RSU award will vest in substantially equal quarterly installments over a four-year period that commenced on January 15, 2025, subject to Mr. Polovin’s continuous service to us through each vesting date.

Health and Welfare Benefits; Perquisites

All of our named executive officers are eligible to participate in our employee benefit plans, including medical, dental, vision, disability and life insurance plans, in each case on the same basis as all of our other full- time employees. We generally do not provide perquisites or personal benefits to our named executive officers, except in limited circumstances.

Outstanding Equity Awards as of December 31, 2024

The following table sets forth certain information about outstanding equity awards granted to our named executive officers that remain outstanding as of December 31, 2024:

	Stock Awards(1)
Name	Grant Date	Vesting Commencement Date	Number of Shares or Units of Stock that Have Not Vested (#)	Market Value of Shares or Units of Stock that Have Not Vested(2)
Eric Lefkofsky	July 14, 2021(3)	February 1, 2021	304,125	10,267,260
	June 13, 2024(4)	September 13, 2024	675,000	22,788,000

Ryan Fukushima	April 21, 2021(3)	February 1, 2021	9,375	316,500
	April 21, 2021(5)	February 1, 2021	219	7,393
	January 3, 2022(6)	January 3, 2022	33,750	1,139,400
	April 18, 2023(6)	March 15, 2023	16,250	548,600
	July 18, 2023(7)	March 31, 2023	100,000	3,376,000
	August 1, 2024(8)	June 15, 2024	100,000	3,376,000

Andrew Polovin.	April 21, 2021(3)	February 1, 2021	1,562	52,733
	April 21, 2021(5)	February 1, 2021	94	3,173
	July 14, 2021(3)	February 1, 2021	1,562	52,733
	April 27, 2022(6)	February 15, 2022	33,075	1,116,612
	April 18, 2023(6)	March 15, 2023	16,250	548,600
	July 18, 2023(9)	March 31, 2024	45,000	1,519,200
	May 2, 2024(10)	March 15, 2025	20,000	675,200
	November 1, 2024(11)	January 15, 2025	30,000	1,012,800

(1)	All stock awards listed in this table represent RSUs granted pursuant to our 2015 Plan or the 2024 Plan, the terms of each of which are described below under “—Equity Incentive Plans.”
(2)

This column represents the fair market value of $33.76 per share, which was the closing price of our Class A common stock on December 31, 2024, multiplied by the amount shown in the column “Stock Awards—Number of Shares or Units of Stock that Have Not Vested.”

(3)

One fourth of this RSU award vest on the one-year anniversary of the vesting commencement date and 1/12 of the remaining RSUs vest quarterly thereafter, provided that the recipient remains in continuous service with us through each vesting date, and subject to the earlier to occur of (i) the consummation of our IPO and (ii) a change in control of our company, each of which we refer to as a Liquidity Event. These RSUs were originally granted as Performance-Vesting Restricted Stock Unit awards, or PSUs, which included both a Liquidity Event vesting requirement and a performance-vesting condition. In July 2023, our board of directors approved the removal of the performance-vesting condition, following which the PSUs are treated as RSUs, as more fully described in the section titled “—Equity Incentive Plans—2015 Stock Plan” below. The Liquidity Event vesting requirement was deemed satisfied on the IPO Date.
(4)	This RSU award vests in 20 equal quarterly installments starting on the vesting commencement date, provided that the recipient remains in continuous service with us through each vesting date.
(5)

One fourth of this RSU award vest on the one-year anniversary of the vesting commencement date and 1/12 of the remaining RSUs vest quarterly thereafter, provided that the recipient remains in continuous service with us through each vesting date, and subject to the occurrence of a Liquidity Event, which vesting requirement was deemed satisfied on the IPO Date.

(6)

One fifth of this RSU award vest on the one-year anniversary of the vesting commencement date and 1/16 of the remaining RSUs vest quarterly thereafter, provided that the recipient remains in continuous service with us through each vesting date, and subject to the occurrence of a Liquidity Event, which vesting requirement was deemed satisfied on the IPO Date.

(7)

One eighth of this RSU award vest quarterly starting on the second anniversary of the vesting commencement date, provided that the recipient remains in continuous service with us through each vesting date, and subject to the occurrence of a Liquidity Event, which vesting requirement was deemed satisfied on the IPO Date.

(8)

One fifth of this RSU award vest on the one-year anniversary of the vesting commencement date and 1/16 of the remaining RSUs vest quarterly thereafter, provided that the recipient remains in continuous service with us through each vesting date.

(9)

This RSU award vests with 1,250 shares each quarter starting March 31, 2024, 5,000 shares each quarter starting March 31, 2025, and 6,250 shares each quarter starting March 31, 2026, provided that the recipient remains in continuous service with us through each vesting date, and subject to the occurrence of a Liquidity Event, which vesting requirement was deemed satisfied on the IPO Date.

(10)

One-third of this RSU award vest on March 15, 2025 with the remainder vesting in eight substantially equal quarterly installments commencing on June 15, 2025, provided that the recipient remains in continuous service with us through each vesting date, and subject to the occurrence of a Liquidity Event, which vesting requirement was deemed satisfied on the IPO Date.

(11)	This RSU award vests in 16 equal quarterly installments starting on the vesting commencement date, provided that the recipient remains in continuous service with us through each vesting date.

See “—Employment Arrangements with Named Executive Officers” for a description of vesting acceleration applicable to stock awards held by our named executive officers.

Employment Arrangements with Named Executive Officers

We have entered into employment agreements with each of our named executive officers setting forth the terms and conditions of such executive’s employment with us. The employment agreements generally provide for at-will employment and set forth the executive officer’s initial base salary. Each of our named executive officers has also executed our standard form of proprietary information and inventions assignment agreement.

Eric Lefkofsky

We entered into an employment agreement with Mr. Lefkofsky, our Chief Executive Officer, in February 2024, which became effective on the IPO Date. Mr. Lefkofsky’s employment agreement provides for an initial annual base salary of $800,000 beginning on January 1, 2025, and eligibility to receive a target annual performance-based cash bonus of $800,000, in each case, subject to review and adjustment by the company in its sole discretion.

Under the terms of his employment agreement, if Mr. Lefkofsky resigns for Good Reason or we terminate Mr. Lefkofsky’s employment without Cause (each as defined in his employment agreement), in either case within 2 months prior to or 12 months following the effective date of a Change in Control (as defined in the 2024 Plan), 100% of his then-unvested equity will immediately vest in full. In addition, pursuant to his employment agreement, we granted Mr. Lefkofsky 750,000 RSUs under the 2024 Plan on the IPO Date, which vest in substantially equal quarterly installments over a five-year period, subject to Mr. Lefkofsky’s continuous service to us through each vesting date, as described above in “—Outstanding Equity Awards as of December 31, 2024.”

Ryan Fukushima

We entered into an employment agreement with Mr. Fukushima, our Chief Operating Officer, in January 2023. Mr. Fukushima’s employment agreement provides for an initial annual base salary of $375,000, which is subject to review and adjustment by the company in its sole discretion. For fiscal year 2025, Mr. Fukushima’s base salary remains $375,000, and he is eligible to receive an annual performance-based bonus award under the 2024 Plan, payable in either cash or fully vested RSUs, with a target value equal to 66.7% of his base salary.

Mr. Fukushima’s employment agreement provides for certain severance benefits, which are generally subject to, among other things, the execution and effectiveness of a general release of claims in our favor. If Mr. Fukushima resigns for Good Reason or we terminate his employment without Cause (each as defined in his employment agreement) at any time, then Mr. Fukushima will be eligible to receive the following severance benefits: (i) continued payment of his base salary for 12 months; (ii) payment of premiums for continued coverage under our group health plans for up to 12 months; and (iii) during the six-month period following such separation from service, Mr. Fukushima’s then-outstanding equity awards will continue to satisfy any applicable time-based vesting conditions, as though Mr. Fukushima remained employed by us. In addition, if Mr. Fukushima resigns for Good Reason or we terminate his employment without Cause, in either case within 2 months prior to or 12 months following the effective date of a Change in Control (as defined in our 2015 Plan), then Mr. Fukushima will be entitled to receive full vesting acceleration of his then-outstanding and unvested equity awards.

Andrew Polovin

We entered into an employment agreement with Mr. Polovin, our Executive Vice President, General Counsel and Secretary, in January 2023. Mr. Polovin’s employment agreement provides for an initial annual base salary of $500,000, which is subject to review and adjustment by the company in its sole discretion. For fiscal year 2025, Mr. Polovin’s base salary remains $610,000, and he is eligible to receive an annual performance-based bonus award under the 2024 Plan, payable in either cash or fully vested RSUs, with a target value equal to 50% of his base salary.

Mr. Polovin’s employment agreement provides for certain severance benefits, which are generally subject to, among other things, the execution and effectiveness of a general release of claims in our favor. If Mr. Polovin resigns for Good Reason or we terminate his employment without Cause (each as defined in his employment agreement) at any time, then Mr. Polovin will be eligible to receive the following severance benefits: (i) continued payment of his base salary for 12 months; (ii) payment of premiums for continued coverage under our group health plans for up to 12 months; and (iii) during the six-month period following such separation from service, Mr. Polovin’s then-outstanding equity awards will continue to satisfy any applicable time-based vesting conditions, as though Mr. Polovin remained employed by us. In addition, if Mr. Polovin resigns for Good Reason or we terminate his employment without Cause, in either case within 2 months prior to or 12 months following the effective date of a Change in Control (as defined in our 2015 Plan), then Mr. Polovin will be entitled to receive full vesting acceleration of his then-outstanding and unvested equity awards.

Equity Incentive Plans

2024 Equity Incentive Plan

Our board of directors adopted the 2024 Plan in February 2024 and our stockholders approved the 2024 Plan in April 2024. The 2024 Plan became effective on the IPO Date. A summary description of the material features of the 2024 Plan is set forth below. This summary is not a complete description of all provisions of the 2024 Plan and is qualified in its entirety by reference to the 2024 Plan, a copy of which is filed as an exhibit to the registration statement of which this prospectus forms a part and is incorporated by reference in its entirety.

Types of Awards. Our 2024 Plan provides for the grant of incentive stock options, or ISOs, nonstatutory stock options, or NSOs, stock appreciation rights, restricted stock awards, restricted stock unit awards, performance-based awards and other awards, or collectively, awards. ISOs may be granted only to our employees, including our officers, and the employees of our affiliates. All other awards may be granted to our employees, including our officers, our non-employee directors and consultants and the employees and consultants of our affiliates.

Authorized Shares. The maximum number of shares of our Class A common stock that may be issued under our 2024 Plan is 7,430,000 shares of our Class A common stock. The number of shares of our Class A common stock reserved for issuance under our 2024 Plan will automatically increase on January 1 of each year, beginning on January 1, 2025, and continuing through and including January 1, 2034, in an amount equal to either (i) a number of shares of our Class A common stock or, the Evergreen Increase, such that the sum of (x) the remaining number of shares available under the 2024 Plan and (y) the Evergreen Increase is equal to 5% of the total number of shares of common stock (both Class A and Class B) outstanding on December 31 of the preceding calendar year, or (ii) a lesser number of shares determined by our board of directors prior to the applicable January 1. The maximum number of shares that may be issued upon the exercise of ISOs under our 2024 Plan is 22,290,000 shares.

Shares issued under our 2024 Plan will be authorized but unissued or reacquired shares of Class A common stock. Shares subject to awards granted under our 2024 Plan that expire or terminate without being exercised in full, or that are paid out in cash rather than in shares, will not reduce the number of shares available for issuance under our 2024 Plan. Additionally, shares issued pursuant to awards under our 2024 Plan that we repurchase or that are forfeited, as well as shares used to pay the exercise price of an award or to satisfy the tax withholding obligations to an award, will become available for future grant under our 2024 Plan.

The maximum number of shares of our Class A common stock subject to stock awards granted under the 2024 Plan or otherwise during any calendar year beginning in 2025 to any non-employee director, taken together with any cash fees paid by us to such non-employee director during such calendar year for service on the board of directors, will not exceed $750,000 in total value (calculating the value of any such stock awards based on the grant date fair value of such stock awards for financial reporting purposes), or, with respect to the calendar year in which a non-employee director is first appointed or elected to our board of directors, $1,000,000.

Plan Administration. Our board of directors, or a duly authorized committee of our board, may administer our 2024 Plan. Our board of directors has delegated concurrent authority to administer our 2024 Plan to the compensation committee under the terms of the compensation committee’s charter. We sometimes refer to the board of directors, or the applicable committee with the power to administer our equity incentive plans, as the administrator. The administrator may also delegate to one or more of our officers the authority to (1) designate employees (other than officers) to receive specified awards, and (2) determine the number of shares subject to such awards.

The administrator has the authority to determine the terms of awards, including recipients, the exercise, purchase or strike price of awards, if any, the number of shares subject to each award, the fair market value of a share of our Class A common stock, the vesting schedule applicable to the awards, together with any vesting acceleration, and the form of consideration, if any, payable upon exercise or settlement of the award and the terms of the award agreements for use under our 2024 Plan.

In addition, subject to the terms of the 2024 Plan, the administrator also has the power to modify outstanding awards under our 2024 Plan, including the authority to reprice any outstanding option or stock appreciation right, cancel and re-grant any outstanding option or stock appreciation right in exchange for new stock awards, cash or other consideration, or take any other action that is treated as a repricing under generally accepted accounting principles, with the consent of any materially adversely affected participant.

Stock Options. ISOs and NSOs are granted pursuant to stock option agreements adopted by the administrator. The administrator determines the exercise price for a stock option, within the terms and conditions of the 2021 Plan, provided that the exercise price of a stock option generally cannot be less than 100% of the fair market value of our Class A common stock on the date of grant. Options granted under the 2024 Plan vest at the rate specified in the stock option agreement as specified in the stock option agreement by the administrator.

The administrator determines the term of stock options granted under the 2024 Plan, up to a maximum of ten years. Unless the terms of an optionholder’s stock option agreement provide otherwise, if an optionholder’s service relationship with us, or any of our affiliates, ceases for any reason other than disability, death or cause, the optionholder may generally exercise any vested options for a period of three months following the cessation of service. The option term may be extended in the event that either an exercise of the option or an immediate sale of shares acquired upon exercise of the option following such a termination of service is prohibited by applicable securities laws or our insider trading policy. If an optionholder’s service relationship with us or any of our affiliates ceases due to disability or death, or an optionholder dies within a certain period following cessation of service, the optionholder or a beneficiary may generally exercise any vested options for a period of 12 months in the event of disability and 18 months in the event of death. In the event of a termination for cause, options generally terminate immediately upon the termination of the individual for cause. In no event may an option be exercised beyond the expiration of its term.

Acceptable consideration for the purchase of our Class A common stock issued upon the exercise of a stock option will be determined by the administrator and may include (1) cash, check, bank draft or money order, (2) a broker- assisted cashless exercise, (3) the tender of shares of Class A common stock previously owned by the optionholder, (4) a net exercise of the option if it is an NSO and (5) other legal consideration approved by the administrator.

Options may not be transferred to third-party financial institutions for value. Unless the administrator provides otherwise, options generally are not transferable except by will, the laws of descent and distribution or pursuant to a domestic relations order. An optionholder may designate a beneficiary, however, who may exercise the option following the optionholder’s death.

Tax Limitations on ISOs. The aggregate fair market value, determined at the time of grant, of our Class A common stock with respect to ISOs that are exercisable for the first time by an option holder during any calendar year under all of our stock plans may not exceed $100,000. Options or portions thereof that exceed such limit will be treated as NSOs. No ISOs may be granted to any person who, at the time of the grant, owns or is deemed to own stock possessing more than 10% of our total combined voting power or that of any of our parent or subsidiary corporations, unless (1) the option exercise price is at least 110% of the fair market value of the stock subject to the option on the date of grant and (2) the term of the ISO does not exceed five years from the date of grant.

Restricted Stock Awards. Restricted stock awards are granted pursuant to restricted stock award agreements adopted by the administrator. Restricted stock awards may be granted in consideration for cash, check, bank draft or money order, services rendered to us or our affiliates or any other form of legal consideration. Class A common stock acquired under a restricted stock award may, but need not, be subject to a share repurchase option in our favor in accordance with a vesting schedule to be determined by the administrator. A restricted stock award may be transferred only upon such terms and conditions as set by the administrator. Except as otherwise provided in the applicable award agreement, restricted stock awards that have not vested may be forfeited or repurchased by us upon the participant’s cessation of continuous service for any reason.

Restricted Stock Unit Awards. Restricted stock unit awards are granted pursuant to restricted stock unit award agreements adopted by the administrator. Restricted stock unit awards may be granted in consideration for any form of legal consideration. A restricted stock unit award may be settled by cash, delivery of stock, a combination of cash and stock as deemed appropriate by the administrator or in any other form of consideration set forth in the restricted stock unit award agreement. Additionally, dividend equivalents may be credited in respect of shares covered by a restricted stock unit award. Except as otherwise provided in the applicable award agreement, restricted stock units that have not vested will be forfeited upon the participant’s cessation of continuous service for any reason.

Stock Appreciation Rights. Stock appreciation rights are granted pursuant to stock appreciation right grant agreements adopted by the administrator. The administrator determines the strike price for a stock appreciation right, which generally cannot be less than 100% of the fair market value of our Class A common stock on the date of grant. Upon the exercise of a stock appreciation right, we will pay the participant an amount equal to the product of (1) the excess of the per share fair market value of our Class A common stock on the date of exercise over the strike price, multiplied by (2) the number of shares of our Class A common stock with respect to which the stock appreciation right is exercised. A stock appreciation right granted under the 2024 Plan vests at the rate specified in the stock appreciation right agreement as determined by the administrator.

The administrator determines the term of stock appreciation rights granted under the 2024 Plan, up to a maximum of ten years. Unless the terms of a participant’s stock appreciation right agreement provide otherwise, if a participant’s service relationship with us or any of our affiliates ceases for any reason other than cause, disability or death, the participant may generally exercise any vested stock appreciation right for a period of three months following the cessation of service. The stock appreciation right term may be further extended in the event that exercise of the stock appreciation right following such a termination of service is prohibited by applicable securities laws. If a participant’s service relationship with us, or any of our affiliates, ceases due to disability or death, or a participant dies within a certain period following cessation of service, the participant or a beneficiary may generally exercise any vested stock appreciation right for a period of 12 months in the event of disability and 18 months in the event of death. In the event of a termination for cause, stock appreciation rights generally terminate immediately upon the occurrence of the event giving rise to the termination of the individual for cause. In no event may a stock appreciation right be exercised beyond the expiration of its term.

Performance Awards. Our 2024 Plan permits the grant of performance-based stock and cash awards. The compensation committee can structure such awards so that the stock or cash will be issued or paid pursuant to such award only following the achievement of certain pre-established performance goals during a designated performance period. Performance awards that are settled in cash or other property are not required to be valued in whole or in part by reference to, or otherwise based on, our Class A common stock.

The performance goals may be based on any measure of performance selected by the board of directors. The compensation committee may establish performance goals on a company-wide basis, with respect to one or more business units, divisions, affiliates or business segments, and in either absolute terms or relative to the performance of one or more comparable companies or the performance of one or more relevant indices. Unless specified otherwise (i) in the award agreement at the time the award is granted or (ii) in such other document setting forth the performance goals at the time the goals are established, the compensation committee will appropriately make adjustments in the method of calculating the attainment of the performance goals as follows: (1) to exclude restructuring and/or other nonrecurring charges; (2) to exclude exchange rate effects; (3) to exclude the effects of changes to generally accepted accounting principles; (4) to exclude the effects of any statutory adjustments to corporate tax rates; (5) to exclude the effects of items that are “unusual” in nature or occur “infrequently” as determined under generally accepted accounting principles; (6) to exclude the dilutive effects of acquisitions or joint ventures; (7) to assume that any business divested by us achieved performance objectives at targeted levels during the balance of a performance period following such divestiture; (8) to exclude the effect of any change in the outstanding shares of common stock by reason of any stock dividend or split, stock repurchase, reorganization, recapitalization, merger, consolidation, spin-off, combination or exchange of shares or other similar corporate change, or any distributions to common stockholders other than regular cash dividends; (9) to exclude the effects of stock-based compensation and the award of bonuses under our bonus plans; (10) to exclude costs incurred in connection with potential acquisitions or divestitures that are required to be expensed under generally accepted accounting principles and (11) to exclude the goodwill and intangible asset impairment charges that are required to be recorded under generally accepted accounting principles.

Other Awards. The administrator may grant other awards based in whole or in part by reference to our Class A common stock. The administrator will set the number of shares under the award and all other terms and conditions of such awards.

Changes to Capital Structure. In the event there is a specified type of change in our capital structure, such as a stock split, reverse stock split or recapitalization, appropriate adjustments will be made to (1) the class and maximum number of shares reserved for issuance under the 2024 Plan; (2) the class and maximum number of shares by which the share reserve may increase automatically each year; (3) the class and maximum number of shares that may be issued upon the exercise of ISOs and (4) the class and number of shares and exercise price, strike price, or purchase price, if applicable, of all outstanding awards.

Corporate Transactions. The following applies to stock awards under the 2024 Plan in the event of a corporate transaction, unless otherwise provided in a participant’s stock award agreement or other written agreement with us or one of our affiliates or unless otherwise expressly provided by the administrator at the time of grant. Under the 2024 Plan, a corporate transaction is generally the consummation of (1) a sale or other disposition of all or substantially all of our assets, (2) a sale or other disposition of at least 50% of our outstanding securities, (3) a merger, consolidation or similar transaction following which we are not the surviving corporation or (4) a merger, consolidation or similar transaction following which we are the surviving corporation but the shares of our Class A common stock outstanding immediately prior to such transaction are converted or exchanged into other property by virtue of the transaction.

In the event of a corporate transaction, any stock awards outstanding under the 2024 Plan may be assumed, continued or substituted for by any surviving or acquiring corporation (or its parent company), and any reacquisition or repurchase rights held by us with respect to the stock award may be assigned to the successor (or its parent company). If the surviving or acquiring corporation (or its parent company) does not assume, continue or substitute for such stock awards, then (i) with respect to any such stock awards that are held by participants whose continuous service has not terminated prior to the effective time of the corporate transaction, or current participants, the vesting (and exercisability, if applicable) of such stock awards will be accelerated in full to a date prior to the effective time of the corporate transaction (contingent upon the effectiveness of the corporate transaction), and such stock awards will terminate if not exercised (if applicable) at or prior to the effective time of the corporate transaction, and any reacquisition or repurchase rights held by us with respect to such stock awards will lapse (contingent upon the effectiveness of the corporate transaction), and (ii) any such stock awards that are held by persons other than current participants will terminate if not exercised (if applicable) prior to the effective time of the corporate transaction, except that any reacquisition or repurchase rights held by us with respect to such stock awards will not terminate and may continue to be exercised notwithstanding the corporate transaction. In addition, the plan administrator may also provide, in its sole discretion, that the holder of a stock award that will terminate upon the occurrence of a corporate transaction if not previously exercised will receive a payment, if any, equal to the excess of the value of the property the participant would have received upon exercise of the stock award over the exercise price otherwise payable in connection with the stock award.

A stock award may be subject to additional acceleration of vesting and exercisability upon or after a change in control as may be provided in an applicable award agreement or other written agreement, but in the absence of such provision, no such acceleration will occur.

Change in Control. In the event of a change in control, as defined under our 2024 Plan, awards granted under our 2024 Plan will not receive automatic acceleration of vesting and exercisability, although this treatment may be provided for in an award agreement.

Clawback. All awards granted under the 2024 Plan will be subject to recoupment in accordance with any clawback policy that we are required to adopt pursuant to the listing standards of any national securities exchange or association on which our securities are listed or as is otherwise required by the U.S. Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable law. In addition, our board of directors may impose such other clawback, recovery or recoupment provisions in a stock award agreement as our board of directors determines necessary or appropriate.

Transferability. A participant may not transfer awards under our 2024 Plan other than by will, the laws of descent and distribution or as otherwise provided under our 2024 Plan.

Plan Amendment or Termination. Our board has the authority to amend, suspend or terminate our 2024 Plan, provided that such action does not materially impair the existing rights of any participant without such participant’s written consent. Certain material amendments also require the approval of our stockholders. No ISOs may be granted after the tenth anniversary of the date our board adopted our 2024 Plan. No awards may be granted under our 2024 Plan while it is suspended or after it is terminated.

2024 Employee Stock Purchase Plan

Our board of directors adopted the 2024 Employee Stock Purchase Plan, or the ESPP, in February 2024 and our stockholders approved the ESPP in April 2024. The ESPP became effective on the IPO Date. A summary description of the material features of the ESPP is set forth below. This summary is not a complete description of all provisions of the ESPP and is qualified in its entirety by reference to the ESPP, a copy of which is filed as an exhibit to the registration statement of which this prospectus forms a part and is incorporated by reference in its entirety.

The purpose of our ESPP will be to secure the services of new employees, to retain the services of existing employees, and to provide incentives for such individuals to exert maximum efforts toward our success and that of our affiliates. The ESPP is implemented through a series of offerings with specific terms approved by the administrator and under which eligible employees are granted purchase rights to purchase shares of our Class A common stock on specified dates during such offerings. Generally, all regular employees, including executive officers, employed by us or by any of our designated affiliates, may participate in the ESPP and may contribute, normally through payroll deductions, with a maximum dollar amount as designated by the administrator. The maximum aggregate number of shares of our Class A common stock that may be issued under our ESPP is 3,000,000 shares. The number of shares of our Class A common stock reserved for issuance under our ESPP will automatically increase on January 1 of each calendar year, beginning on January 1, 2025 and continuing through and including January 1, 2034, by the lesser of (1) 2% of the aggregate number of shares of common stock (both Class A and Class B) outstanding on December 31 of the preceding calendar year, (2) 9,000,000 shares and (3) a number of shares determined by our board. Shares subject to purchase rights granted under our ESPP that terminate without having been exercised in full will not reduce the number of shares available for issuance under our ESPP. Our board, or a duly authorized committee thereof, will administer our ESPP, but no offering periods under the ESPP will commence unless and until otherwise determined by our board of directors. The implementation of the ESPP and the terms of the offerings thereunder, if any, will be in the discretion of the administrator. The administrator does not currently have any intention to make offerings available under the ESPP.

2015 Stock Plan

The 2015 Plan was adopted by our board of directors and approved by our stockholders in September 2015. Our 2015 Plan had been periodically amended, most recently in May 2024. No further awards are being made under the 2015 Plan following the 2024 Plan becoming effective upon the effectiveness of our IPO. As of December 31, 2024, there were 9,483,894 shares of Class A common stock issuable upon the vesting and settlement of RSUs outstanding under the 2015 Plan.

A summary description of the material features of the 2015 Plan is set forth below. This summary is not a complete description of all provisions of the 2015 Plan and is qualified in its entirety by reference to the 2015 Plan, a copy of which is filed as an exhibit to the registration statement of which this prospectus forms a part and is incorporated by reference in its entirety

Awards. The 2015 Plan provides for the grant of ISOs, NSOs, restricted stock awards, RSUs, PSUs, and other stock-based awards. Our employees, officers, directors, consultants and advisors are eligible to receive awards under the 2015 Plan; however, ISOs may only be granted to our employees.

Authorized Shares. Subject to certain adjustments as provided in the 2015 Plan, the maximum aggregate number of shares of our Class A common stock that may be issued pursuant to awards under the 2015 Plan will not exceed 28,115,750 shares. The maximum number of shares of Class A common stock that may be issued pursuant to the exercise of ISOs under our 2015 Plan is 28,115,750 shares. Shares issued under our 2015 Plan will consist of authorized but unissued or reacquired shares of common stock or any combination thereof. Shares subject to awards granted under our 2015 Plan that expire, terminate, are cancelled without having been exercised or settled in full, are forfeited or repurchased for an amount not greater than the recipient’s exercise or purchase price, will again become available for future grant under our 2015 Plan. Further, shares of Class A common stock tendered to us by a participant to exercise an award shall be added to shares of Class A common stock available for the grant of awards under the 2015 Plan. Additionally, shares underlying awards that are paid out in cash rather than in shares or withheld or reacquired to satisfy tax withholding obligations related to an award, will not reduce the number of shares available for issuance under our 2015 Plan.

Plan Administration. The 2015 Plan is administered by our board of directors. Our board of directors has broad discretion to administer the 2015 Plan, including the power and authority to determine the eligible individuals to whom awards will be granted, the number and type of awards to be granted and the terms and conditions of awards. The board may also accelerate the vesting or exercise of any award, reprice or otherwise adjust the exercise price of options or grant a new option in substitution for any option and make all other determinations, perform all other actions with respect to the 2015 Plan or any award thereunder as the board deems advisable to the extent not inconsistent with the provisions of the 2015 Plan or applicable law.

Stock Options. ISOs and NSOs granted under the 2015 Plan are evidenced by award agreements established by our board of directors. Our board of directors determines the exercise price of the stock options, within the terms and conditions of the 2015 Plan, provided that the exercise price of a stock option generally cannot be less than 100% of the fair market value of a share of Class A common stock on the date of grant. Options granted under the 2015 Plan vest at the rate specified in the option agreement as determined by the board. The term of an option may not exceed 10 years. Unless the board provides otherwise, if a participant’s service relationship with us, our parent or subsidiary, or collectively, our affiliates, ceases for any reason other than due to the participant’s disability or death or a termination for cause, the participant may generally exercise any vested options for a period of three months following the cessation of service. This period may be extended in the event that exercise of the option is prohibited by applicable securities laws. If a participant’s service relationship with us or our affiliates ceases due to disability or death, the participant’s legal representative or a beneficiary may generally exercise any vested options for a period of 12 months following the cessation of service. In the event that a participant’s service relationship with us is terminated for cause, options held by the participant will terminate in their entirety upon the termination date. In no event may an option be exercised beyond the expiration of its term.

Tax Limitations on ISOs. The aggregate fair market value, determined at the time of grant, of an award consisting of ISOs that are exercisable for the first time by a participant during any calendar year under all of our stock plans may not exceed $100,000. Options or portions thereof that exceed such limit will generally be treated as NSOs. No ISO may be granted to any person who, at the time of the grant, owns or is deemed to own shares of common stock possessing more than 10% of our total combined voting power unless (1) the option exercise price is at least 110% of the fair market value of the shares of common stock subject to the option on the date of grant and (2) the term of the ISO does not exceed five years from the date of grant.

Restricted Stock Awards. RSAs may be granted in the form of restricted stock bonuses, which are shares of Class A common stock for which no monetary payment is required, or restricted stock purchase rights, which are shares of Class A common stock for which a purchase price must be paid. Our board of directors determines the terms and conditions of RSAs, including purchase price, if any, vesting and forfeiture terms. In general, during any vesting period, a participant will have all of the rights of a stockholder holding shares of Class A common stock. If determined by the board and provided in an award agreement, dividends distributed prior to vesting will be subject to the same restrictions and risk of forfeiture as the restricted stock with respect to which the distribution was made. Except as otherwise provided in an award agreement, if a participant’s service relationship with us ends for any reason, (1) we may repurchase any shares acquired pursuant to a restricted stock purchase right that remains subject to vesting conditions upon a participant’s termination and (2) the participant will forfeit any shares under a restricted stock bonus award that have not vested as of the date of termination.

Restricted Stock Unit Awards. An RSU represents the right to receive on a future date or event a share of Class A common stock or an amount of cash in lieu thereof. RSU awards may be granted in consideration for services actually rendered to us or our affiliates or for the benefit of us or our affiliates. An RSU award may be settled in cash or by delivery of stock or other property as deemed appropriate by the board. Additionally, if provided in the award agreement, dividend equivalents may be credited in respect of shares covered by an RSU award. Except as otherwise provided in the applicable award agreement, RSU awards that have not vested will be forfeited once the participant’s continuous service ends for any reason.

In general, RSU awards that have been granted under the 2015 Plan are subject to both a multi-year service-based vesting requirement and a “Liquidity Event” vesting requirement. The Liquidity Event requirement was satisfied upon the effective date of the IPO, or the Liquidity Event Date. The RSU awards vest as follows:

•	No RSUs vested prior to the Liquidity Event Date.

•

If the Liquidity Event Date occurred prior to the first anniversary of the vesting start date, then, following the Liquidity Event Date, 1/16th of the RSUs will vest for each full three months of continuous service elapsed from the first anniversary of the vesting start date, subject to the participant’s continuous service.

•

If the Liquidity Event Date occurred on or after the first anniversary of the vesting start date but prior to the second anniversary of the vesting start date, then 1/4th of the RSUs will vest on the Liquidity Event Date and thereafter an additional 1/16th of the RSUs will vest for each full three months of continuous service elapsed from the first anniversary of the vesting start date, subject to the participant’s continuous service.

•

If the Liquidity Event Date occurred after the second anniversary of the vesting start date, then 1/16th of the RSUs will vest on the Liquidity Event Date for each full three months that has elapsed since the vesting start date and thereafter an additional 1/16th of the RSUs will vest for each full three months that occurs from the vesting start date, subject to the participant’s continuous service.

We have also granted PSUs, which included both a Liquidity Event vesting requirement and a performance-vesting condition. Like the RSU awards, the Liquidity Event requirement of the PSUs was satisfied on the effective date of the IPO. The performance-vesting condition of the PSUs, which was based on the company’s total enterprise valuation being at least $6 billion as of the Liquidity Event Date, was removed by our board of directors in July 2023. Accordingly, the PSUs are treated as RSUs as the terms of such PSUs are consistent with those of our outstanding RSUs.

Transferability. Awards are generally not transferable other than by will or the laws of descent and distribution. The board, in its discretion, may allow certain transfers of options as set forth in an award agreement and subject to certain securities law restrictions.

Adjustments. In the event of certain corporate events or changes in our capitalization, the board will make adjustments to one or more of the number and kind of shares that may be delivered under the 2015 Plan or covered by each outstanding award, the ISO share reserve under the 2015 Plan and the exercise or purchase price per share of outstanding awards in order to prevent dilution or enlargement of the participants’ rights under the 2015 Plan.

Change in Control. Upon a change in control, without the consent of any participant, the board may provide for any one or more of the following:

•	accelerate the time of exercisability, vesting and/or settlement of an award,

•	the assumption or substitution of outstanding award by a surviving, continuing, successor or purchasing corporation or other business entity (or any parent thereof); or

•

awards to be cancelled, to the extent not vested or exercised before the transaction, in exchange for such cash, stock or other property in an amount equal to the excess, if any, of (1) the fair market value of the consideration paid in the transaction, over (2) any exercise or purchase price payable under such award.

Under the 2015 Plan, a change in control is generally (1) an indirect sale or exchange by our stockholders of securities representing more than 50% of the total combined voting power of then outstanding voting securities entitled to vote generally in the election of directors, (2) a merger or consolidation in which we are a party, (3) the sale, exchange or transfer of all or substantially all our assets, or (4) our complete liquidation or dissolution.

Withholding. We have the right to deduct from any and all payments made under the 2015 Plan, or to require the participant, through payroll withholding, cash payment or otherwise, to satisfy any federal, state, local and foreign taxes that are required to be withheld. We are under no obligation to deliver shares of common stock or to release shares from an escrow or to make any payment in cash until such tax withholding obligations have been satisfied by the participant.

Limitations of Liability and Indemnification Matters

Our amended and restated certificate of incorporation contains provisions that limit the liability of our current and former directors and officers for monetary damages to the fullest extent permitted by Delaware law. Delaware law provides that directors and officers of a corporation will not be personally liable for monetary damages for any breach of fiduciary duties as directors, except liability for:

•	a director or officers for any breach of the director’s or the officer’s duty of loyalty to the corporation or its stockholders;

•	a director or officers for any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	a director for unlawful payments of dividends or unlawful stock repurchases or redemptions;

•	a director or officers for any transaction from which the director or the officer derived an improper personal benefit; or

•	an officer in any action by or in the right of the corporation.

Such limitation of liability does not apply to liabilities arising under federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission.

Our amended and restated certificate of incorporation authorizes us to indemnify our directors, officers, employees, and other agents to the fullest extent permitted by Delaware law. Our amended and restated bylaws provide that we are required to indemnify our directors and officers to the fullest extent permitted by Delaware law and may indemnify our other employees and agents. Our amended and restated bylaws also provide that, on satisfaction of certain conditions, we will advance expenses incurred by a director or officer in advance of the final disposition of any action or proceeding, and permit us to secure insurance on behalf of any officer, director, employee, or other agent. We have entered and expect to continue to enter into agreements to indemnify our directors, executive officers, and other employees as determined by the board of directors. With certain exceptions, these agreements provide for indemnification for related expenses including attorneys’ fees, judgments, fines, and settlement amounts incurred by any of these individuals in any action or proceeding. We believe that these amended and restated certificate of incorporation and amended and restated bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers. We also maintain customary directors’ and officers’ liability insurance.

The limitation of liability and indemnification provisions in our amended and restated certificate of incorporation and amended and restated bylaws may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and other stockholders. Further, a stockholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and officers as required by these indemnification provisions.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted for directors, executive officers, or persons controlling us, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Other than compensation arrangements for our directors and executive officers, which are described elsewhere in this prospectus, below we describe transactions since January 1, 2022 to which we were a party or will be a party, in which:

•	the amounts involved exceeded or will exceed $120,000; and

•

any of our directors, executive officers or holders of more than 5% of our capital stock at the time of such transaction, or any member of the immediate family of, or person sharing the household with, the foregoing persons, had or will have a direct or indirect material interest.

Series G-3 Convertible Preferred Stock Financing

In April 2022 and May 2022, we sold an aggregate of 1,614,114 shares of our Series G-3 convertible preferred stock at a price per share of $57.3069 for an aggregate purchase price of approximately $92.5 million in private placements to accredited investors. The table below sets forth the number of shares of our Series G-3 preferred stock purchased by our executive officers, directors, holders of more than 5% of our capital stock, and their affiliated entities or immediate family members, as applicable. Pursuant to the terms of the Series G-3 preferred stock, in connection with our IPO, each share of Series G-3 preferred stock converted into a number of shares of our Class A common stock equal to (i) $57.3069 per share, plus any accrued and unpaid dividends on such share, divided by $31.45, which represented 85% of the public offering price in our IPO. The holders of our Series G-3 convertible preferred stock were entitled to paid-in-kind dividends at a rate of 4% of the original issue price, payable in shares of Series G-3 convertible preferred stock. The holders of our Series G-3 convertible preferred stock listed below are also entitled to specified registration rights. See the section titled “Description of Securities—Registration Rights” for additional information regarding these registration rights.

Participants	Number of Series G-3 Shares Originally Purchased	Aggregate Purchase Price
Blue Media, LLC(1)	92,483	$5,299,914.03
Scottish Mortgage Investment plc(2)	872,495	49,999,983.72
The Schiehallion Fund Limited(2)	87,250	5,000,027.03

(1)	Blue Media, LLC is controlled by Eric Lefkofsky, our Chief Executive Officer, Founder and Chairman.
(2)	The Schiehallion Fund Limited and Scottish Mortgage Investment Trust plc are controlled by Baillie Gifford & Co., a holder of more than 5% of our capital stock.

Series G-4 Convertible Preferred Stock Financing

In October 2023, we sold an aggregate of 785,245 shares of our Series G-4 convertible preferred stock at a price per share of $57.3069 for an aggregate purchase price of approximately $45.0 million in private placements to accredited investors. The table below sets forth the number of shares of our Series G-4 preferred stock purchased by our executive officers, directors, holders of more than 5% of our capital stock, and their affiliated entities or immediate family members, as applicable. Pursuant to the terms of our Series G-4 preferred stock, in connection with our IPO, each share of Series G-4 preferred stock converted into a number of shares of our Class A common stock equal to (i) $57.3069 per share, plus any accrued and unpaid dividends on such share, divided by $31.45, which represented 85% of the public offering price in our IPO. The holders of our Series G-4 convertible preferred stock were entitled to paid-in-kind dividends at a rate of 5.25% of the original issue price, payable in shares of Series G-4 convertible preferred stock. In addition, in July 2024 we paid an aggregate of approximately $2.3 million to former holders of Series G-4 preferred stock because pursuant to the terms of the Series G-4 preferred stock, each holder was entitled to an amount equal to 5% of the per share price for each share of Series G-4 preferred stock purchased by such holder, in the event that following our IPO, the average of the last trading price on each trading day during the ten day trading period beginning on the first day of trading of our Class A common stock is less than 110% of the price per share of Class A common stock sold in our IPO. The holders of our Series G-4 preferred stock listed below are entitled to specified registration rights. See the section titled “Description of Securities—Registration Rights” for additional information regarding these registration rights.

Participants	Number of Series G-4 Shares Originally Purchased	Aggregate Purchase Price
Scottish Mortgage Investment Trust plc(1)	348,998	$19,999,993.49

(1)	Scottish Mortgage Investment Trust plc is controlled by Baillie Gifford & Co., a holder of more than 5% of our capital stock.

Cash Dividend Payment

On June 4, 2024, we paid an aggregate of approximately $5.6 million of accrued and unpaid cash dividends in respect of certain shares of our convertible preferred stock. Of this amount, approximately $5.3 million was paid to entities controlled by Mr. Lefkofsky and approximately $67,000 was paid to each of BK TL21 LLC and Red Sky LLC, each a holder of more than 5% of our capital stock.

Investor Rights, Voting, and Right of First Refusal and Co-Sale Agreements

In connection with our convertible preferred stock financings, we entered into investor rights, voting, right of first refusal, and co-sale agreements containing registration rights, information rights, voting rights, board representation rights, indemnification provisions and rights of first refusal, among other things, with certain holders of our convertible preferred stock and certain holders of our common stock, including entities affiliated with Mr. Lefkofsky, BK TL21 LLC and Red Sky LLC, each a holder of more than 5% of our capital stock.

The covenants included in these stockholder agreements terminated upon the closing of our IPO, except with respect to registration rights, as more fully described in the section titled “Description of Securities—Registration Rights.” See also the section titled “Principal Stockholders” for additional information regarding beneficial ownership of our capital stock.

Real Property Leases

In January 2018, we entered into an office lease with a third-party landlord in connection with which Lightbank LLC was allowed to terminate its then-outstanding lease with the landlord. We received $1.5 million from Lightbank LLC to be amortized over the course of the lease, of which $0.6 million remains to be amortized as of December 31, 2024. We currently sublease a portion of this office space to Lightbank LLC, Lefkofsky Family Foundation and 346 Investment Partners, each an entity affiliated with and controlled by Mr. Lefkofsky, on a month-to-month basis. As of December 31, 2024, we have received an aggregate of $0.7 million in sublease income from these related parties.

Agreements with Pathos

We entered into a master agreement in August 2021, as amended and restated in February 2024, with Pathos AI, Inc., or Pathos, a healthcare company co-founded by Mr. Lefkofsky, our Chief Executive Officer, Founder and Chairman, and Mr. Fukushima, our Chief Operating Officer. Mr. Lefkofsky currently serves as Executive Chairman and a member of Pathos’ board of directors. We have a warrant to purchase 23,456,790 shares, or approximately 16.5% of the outstanding equity in Pathos as of the IPO Date, for $.0125 per share. The warrant will automatically exercise upon a change of control (as defined therein) or upon an initial public offering of Pathos’ securities. Pursuant to this master agreement, we granted Pathos a limited, non-exclusive, revocable, non-transferable right and license, without right of sublicense, to access and download certain de-identified records from our proprietary database. Pathos in turn agreed to pay us certain license fees depending on the number of de-identified records it elects to license during the term of the master agreement. Pathos also agreed to pay us a subscription fee equal to $0.4 million per year for access to our Lens product for the term of the master agreement. The master agreement provides for an initial term of five years, measured from February 2024, with a subsequent five-year renewal provision unless the agreement is terminated. Pathos may own certain analysis, summaries, reports or other information it creates with, or based upon, the de-identified data it licenses from us, and it may continue to use such information following termination of the agreement.

Either party may terminate the agreement after the initial five-year term by prior written notice to the other party. As of the date of this prospectus, Pathos has paid us an aggregate of $1.2 million in annual subscription fees, and we have not exercised the warrant to purchase shares of Pathos common stock.

In March 2022, we and Pathos entered into a sequencing pilot project under the master agreement pursuant to which we ran our xT NGS assay on 15 samples provided by Pathos in exchange for a one-time discounted fee of less than $0.1 million.

In April 2022, we and Pathos entered into a non-exclusive analytical services program under the master agreement pursuant to which we provide services to help Pathos use our de-identified data to answer research and development questions posed by Pathos. Under the program, we initially provided 500 hours of analytical services to Pathos over 6 months in exchange for increasing by $0.1 million the annual subscription fee payable by Pathos. Pathos has the right to extend the program either in six month increments or by increasing by 1,000 the number of analytical services hours we provide in any six-month period. In each case, the fee paid by Pathos increases proportionally.

In April 2023, Mr. Fukushima, Tempus’s Chief Operating Officer, was appointed as interim Chief Executive Officer of Pathos. In connection with such appointment, our board of directors authorized the Company to amend Mr. Fukushima’s employment agreement to, among other things, acknowledge his service as Pathos’s interim Chief Executive Officer and allow him to split his professional time between the two companies, with no less than 50% of professional time devoted to Tempus.

In May 2024, we and Pathos entered into an order form under the master agreement pursuant to which we will license organoids and organoid data sets to Pathos. Under this order form, we granted Pathos a revocable, limited, non-transferable, non-exclusive right and license, without right of sublicense, to use certain organoid material and organoid data. Pathos in turn agreed to pay us certain license fees depending on the number of organoid materials and data it elects to license and the term of such license. The order form provides for an initial term of two years, subject to annual renewal upon written confirmation from us and Pathos. As of the date of this prospectus, we have received $1.9 million for the license fee payment from Pathos.

In August 2024, we, through our subsidiary, Tempus Compass, LLC, or Tempus Compass, and Pathos entered into a start-up agreement for the provision of certain services by Tempus Compass for a study. As of the date of this prospectus, we have received $3.0 million in fee payment from Pathos.

Equity Grants to Directors and Executive Officers

We have granted RSUs to certain of our directors and executive officers. For more information regarding the stock awards granted to our directors and named executive officers, see the sections titled “Management—Non-Employee Director Compensation” and “Executive Compensation.”

Indemnification Agreements

Our amended and restated certificate of incorporation contains provisions limiting the liability of directors and officers, and our amended and restated bylaws provide that we will indemnify each of our directors and officers to the fullest extent permitted under Delaware law. Our amended and restated certificate of incorporation and amended and restated bylaws also provide our board of directors with discretion to indemnify our employees and other agents when determined appropriate by the board. In addition, we have entered into an indemnification agreement with each of our directors and executive officers, which requires us to indemnify them. For more information regarding these agreements, see the section titled “Executive Compensation—Limitations of Liability and Indemnification Matters.”

Related Person Transactions Policy

Our board of directors adopted a written related person transactions policy that sets forth our policies and procedures regarding the identification, review, consideration and oversight of “related person transactions.” For purposes of our policy only, a “related person transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we or any of our subsidiaries are participants involving an amount that exceeds $120,000, in which any “related person” has a material interest.

Transactions involving compensation for services provided to us by an employee, consultant or director will not be considered related person transactions under this policy. A related person is any executive officer, director, nominee to become a director or a holder of more than 5% of any class of our voting securities (including our Class A common stock), including any of their immediate family members and affiliates and entities owned or controlled by any related person.

Under the policy, the related person in question or, in the case of transactions with a holder of more than 5% of any class of our voting securities, an officer with knowledge of the proposed related person transaction, must present information regarding the proposed related person transaction to our audit committee (or, where review by our audit committee would be inappropriate, to another independent body of our board of directors) for review. To identify related person transactions in advance, we will rely on information supplied by our executive officers, directors and certain significant stockholders. In considering related person transactions, our audit committee will take into account the relevant available facts and circumstances, which may include, but are not limited to:

•	the risks, costs, and benefits to us;

•	the impact on a director’s independence in the event the related person is a director, immediate family member of a director or an entity with which a director is affiliated;

•	the terms of the transaction;

•	the availability of other sources for comparable services or products; and

•	the terms available to or from, as the case may be, unrelated third parties.

Our audit committee will approve only those transactions that it determines are fair to and in the best interests of the Company. All of the transactions described above were entered into prior to the adoption of, or in compliance with, such policy.

PRINCIPAL STOCKHOLDERS

The following table sets forth information with respect to the beneficial ownership of our shares as of February 21, 2025 by:

•	each named executive officer;

•	each of our directors;

•	our directors and executive officers as a group; and

•	each other person or entity known by us to own beneficially more than 5% of our Class A common stock and Class B common stock (by number or by voting power).

We have determined beneficial ownership in accordance with the rules and regulations of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Except as indicated by the footnotes below, we believe, based on information furnished to us, that the persons and entities named in the table below have sole voting and sole investment power with respect to all shares that they beneficially own, subject to applicable community property laws.

The percentage ownership of Class A common stock and Class B common stock is based on 167,168,911 shares of Class A common stock and 5,043,789 shares of Class B common stock, respectively, outstanding as of February 21, 2025. In computing the number of shares beneficially owned by a person and the percentage ownership of such person, we deemed to be outstanding all shares subject to RSUs held by the person that would vest within 60 days of February 21, 2025. However, except as described above, we did not deem such shares outstanding for the purpose of computing the percentage ownership of any other person.

Unless otherwise indicated, the address for each beneficial owner listed in the table below is c/o Tempus AI, Inc., 600 West Chicago Avenue, Suite 510 Chicago, Illinois 60654.

Name of Beneficial Owner(1)	Class A Common Stock		Class B Common Stock		Combined Voting Power (%)†
	Number	%	Number	%
5% Stockholders:
Eric Lefkofsky(1)	47,482,532	28.4	5,043,789	100.0	62.4
Red Sky Ventures LLC(2)	11,555,858	6.9	—	—	3.6
BK TL21 LLC(3)	15,218,365	9.1	—	—	4.8
Entities affiliated with Baillie Gifford & Co.(4)	13,752,053	8.2	—	—	4.3
Other Directors and Named Executive Officers:
Ryan Fukushima(5)	997,603	*	—	—	*
Andrew Polovin(6)	42,002	*	—	—	*
Peter J. Barris(7)	102,027	*	—	—	*
Eric D. Belcher(8)	16,060	*	—	—	*
Jennifer A. Doudna, Ph.D.(9)	20,149	*	—	—	*
David R. Epstein(10)	5,037	*	—	—	*
Wayne A.I. Frederick, M.D.(11)	24,527	*	—	—	*
Scott Gottlieb, M.D.(12)	60,777	*	—	—	*
Theodore J. Leonsis(13)	3,469,592	2.1	—	—	1.1
Nadja West, M.D.(14)	23,277	*	—	—	*
All current directors and executive officers as a group (13 persons)(15)	52,358,874	31.3	5,043,789	100.0	63.9

*	Represents beneficial ownership of less than 1%.
†

Percentage of total voting power represents voting power with respect to all shares of our Class A and Class B common stock, as a single class. The holders of our Class B common stock are entitled to 30 votes per share, and holders of our Class A common stock are entitled to one vote per share. See the section titled “Description of Securities—Class A Common Stock and Class B Common Stock” for additional information about the voting rights of our Class A and Class B common stock.

(1)

Consists of (a) 4,220,589 shares of Class A common stock held by Mr. Lefkofsky, (b) 37,500 shares of Class A common stock issuable upon the vesting of restricted stock units within 60 days of February 21, 2025 held by Mr. Lefkofsky, (c) 206 shares of Class A common stock held by Black Media, LLC, or Black Media, (d) 26,589,477 shares of Class A common stock held by Blue Media, LLC, or Blue Media, (e) 9,557,283 shares of Class A common stock held by Gray Media, LLC, or Gray Media, (f) 145,966 shares of Class A common stock held by Innovation Group Investors LP Series 1B, or Series 1B, (g) 4,952,973 shares of Class A common stock held by Innovation Group Investors LP 2011 Series, or 2011 Series, (h) 332,131 shares of Class A common stock held by Lefkofsky Family Foundation DTD 9/5/06 Eric Lefkofsky TTEE, or the Foundation, (i) 1,397,589 shares of Class A common stock held by Lightbank Global LLC, or Lightbank Global, (j) 248,631 shares of Class A common stock held by Lightbank Investments 1B LLC, or Lightbank Investments, (k) 187 shares of Class A common stock held by 346 Long LLC, (l) 178,485 shares of Class B common stock held by Black Media and (m) 4,865,304 shares of Class B common stock held by Blue Media. Mr. Lefkofsky is (i) a member of, and controls a limited liability company that is a member of, 346 Long LLC, and is the sole manager of each of Black Media, Blue Media, Gray Media, Series 1B, 2011 Series, Lightbank Global and Lightbank Investments. Mr. Lefkofsky and his wife, Elizabeth Lefkofsky, serve as trustees of the Foundation. Mr. Lefkofsky holds shared voting and dispositive power of the securities reported herein.

(2)

This information is based on the information reported on the Schedule 13G/A filed by Red Sky Ventures LLC, or Red Sky, on February 12, 2025. Kimberly Keywell is the sole member and manager of, and may be deemed to have shared voting, investment and dispositive power with respect to the shares held by, Red Sky. The address for each of Red Sky and Ms. Keywell is 1001 Green Bay Road, Suite 146, Winnetka, Illinois 60093.

(3)

This information is based on the information reported on the Form 4/A filed by BK TL21 LLC on January 22, 2025. Bradley A. Keywell is the sole member and manager of, and may be deemed to have voting, investment and dispositive control over the shares held by, BK TL21 LLC. The address for each of BK TL21 LLC and Mr. Keywell is 4603 Franklin Pike, Nashville, Tennessee 37220.

(4)

This information is based on the information reported on the Schedule 13G filed by Baillie Gifford & Co. on November 5, 2024, or the Baillie Gifford 13G. Securities reported therein as being beneficially owned by Baillie Gifford & Co. are held by Baillie Gifford & Co. and/or one or more of its investment adviser subsidiaries, which may include Baillie Gifford Overseas Limited, on behalf of investment advisory clients, which may include investment companies registered under the Investment Company Act, employee benefit plans, pension funds or other institutional clients. Based on the Baillie Gifford 13G, as of September 30, 2024, securities representing more than 5% of our Class A common stock were held on behalf of the Scottish Mortgage Investment Trust, a UK registered investment company managed by Baillie Gifford & Co. The address for Baillie Gifford & Co. is Calton Square, 1 Greenside Row, Edinburgh, Scotland, United Kingdom, EH1 3AN.

(5)

Consists of (a) 548,210 shares of Class A common stock held by Mr. Fukushima, (b) 300,000 shares of Class A common stock held by Mr. Fukushima’s spouse, (c) 131,893 shares of Class A common stock held by Ryan Fukushima Irrevocable Family Trust and (d) 17,500 shares of Class A common stock issuable upon the vesting of restricted stock units within 60 days of February 21, 2025 held by Mr. Fukushima.

(6)

Consists of (a) 29,085 shares of Class A common stock held by Mr. Polovin and (b) 12,917 shares of Class A common stock issuable upon the vesting of restricted stock units within 60 days of February 21, 2025 held by Mr. Polovin.

(7)

Consists of (a) 100,676 shares of Class A common stock held by Mr. Barris and (b) 1,351 shares of Class A common stock issuable upon the vesting of restricted stock units within 60 days of February 21, 2025 held by Mr. Barris.

(8)

Consists of (a) 14,033 shares of Class A common stock held by Nob Hill Ventures LLC and (b) 2,027 shares of Class A common stock issuable upon the vesting of restricted stock units within 60 days of February 21, 2025 held by Mr. Belcher. Mr. Belcher is the controlling shareholder of, and may be deemed to have shared voting, investment and dispositive power with respect to the shares held by Nob Hill Ventures LLC.

(9)

Consists of (a) 48 shares of Class A common stock held by Dr. Doudna and (b) 20,101 shares of Class A common stock issuable upon the vesting of restricted stock units within 60 days of February 21, 2025 held by Dr. Doudna.

(10)

Consists of (a) 686 shares of Class A common stock held by Mr. Epstein and (b) 4,351 shares of Class A common stock issuable upon the vesting of restricted stock units within 60 days of February 21, 2025 held by Mr. Epstein.

(11)	Represents 24,527 shares of Class A common stock issuable upon the vesting of restricted stock units within 60 days of February 21, 2025 held by Dr. Frederick.
(12)

Consists of (a) 1,250 shares of Class A common stock held by Dr. Gottlieb and (b) 59,527 shares of Class A common stock issuable upon the vesting of restricted stock units within 60 days of February 21, 2025 held by Dr. Gottlieb.

(13)

Consists of (a) 3,261,718 shares of Class A common stock held by Revolution Growth III, LP, or RG III, (b) 205,847 shares of Class A common stock held by Revolution Growth Management Company, Inc., or RGMC, (c) 676 shares of Class A common stock held by Mr. Leonsis and (d) 1,351 shares of Class A common stock issuable upon the vesting of restricted stock units within 60 days of February 21, 2025 held by Mr. Leonsis. Mr. Leonsis, as a member of the investment committee of the ultimate general partner of RG III and a member of the board of directors of RGMC, may be deemed to share dispositive power over the shares held by RG III and RGMC. The address for Mr. Leonsis is 1717 Rhode Island Ave., NW, 10th Floor, Washington, DC 20036.

(14)

Consists of (a) 1,926 shares of Class A common stock held by Dr. West and (b) 21,351 shares of Class A common stock issuable upon the vesting of restricted stock units within 60 days of February 21, 2025 held by Dr. West.

(15)

Consists of (a) 52,126,537 shares of Class A common stock, (b) 5,043,789 shares of Class B common stock and (c) 232,337 shares of Class A common stock issuable upon the vesting of restricted stock units within 60 days of February 21, 2025.

SELLING STOCKHOLDER

On November 4, 2024, we entered into the Purchase Agreement with the Seller and the Seller’s ultimate parent, Konica Minolta, Inc., a Japanese corporation, or KMI, as guarantor, pursuant to which we agreed to purchase all of the outstanding shares of capital stock of Ambry, a leader in genetic testing that aims to improve health by understanding the relationship between genetics and disease. Such transaction is hereinafter referred to as the Acquisition. Pursuant to the terms of the Purchase Agreement, consideration for the Acquisition consisted of $375.0 million in cash, subject to adjustment for cash, unpaid indebtedness, unpaid transaction expenses and net working capital of Ambry, plus the issuance of an aggregate of 4,843,136 shares of our Class A common stock as Stock Consideration. We issued the Shares as Stock Consideration to the Seller on February 3, 2025 upon the closing of the Acquisition. Pursuant to the terms of the Purchase Agreement, 2,152,505 of the Shares held by the Seller are subject to a lock-up for a period of one year following the closing date of the Acquisition, or the Lock-up Period.

Pursuant to the Purchase Agreement, we have agreed to use our best efforts to keep the registration statement of which this prospectus constitutes a part effective through the earliest of (i) the date that is nine (9) months after the Lock-up Period and (ii) the date by which all the Shares have been resold or otherwise transferred to a thirdparty unaffiliated with the selling stockholder.

We are registering the resale of the Shares to permit the selling stockholder below to resell or otherwise dispose of the Shares in the manner contemplated under “Plan of Distribution” in this prospectus (as may be supplemented and amended). As used in this prospectus, the term “selling stockholder” includes the selling stockholder listed in the table below, and the pledgees, donees, transferees, assignees, successors, designees, successors-in-interest and others who later come to hold any of the selling stockholder’s interest in the Shares other than through a public sale. Throughout this prospectus, when we refer to the Class A common stock being registered on behalf of the selling stockholder, we are referring to the Shares.

The selling stockholder may sell some, all or none of the Shares. Other than those Shares subject to the Lock-up Period, we do not know how long the selling stockholder will hold the Shares before selling them, and we currently have no agreements, arrangements or understandings with the selling stockholder regarding the sale or other disposition of any of the Shares. The Shares covered hereby may be offered from time to time by the selling stockholder.

The following table sets forth the number of our outstanding Class A common stock beneficially owned by the selling stockholder as of February 21, 2025, the number of Shares that may be offered under this prospectus, and the number and percentage of our outstanding Class A common stock beneficially owned by the selling stockholder assuming all of the Shares covered hereby are sold. Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to our shares of Class A common stock. Generally, a person “beneficially owns” shares of Class A common stock if the person has or shares with others the right to vote those shares or to dispose of them, or if the person has the right to acquire voting or disposition rights within 60 days. The number of shares in the column “Number of Shares of Class A Common Stock Registered for Sale Hereby” represents all of the Shares that the selling stockholder may offer and sell from time to time under this prospectus.

All information contained in the table below and the footnotes thereto is based upon information provided to us by the selling stockholder as of February 21, 2025. The selling stockholder may have sold or transferred, in transactions exempt from the registration requirements of the Securities Act, some or all of its shares or other securities since the date on which the information in the table below is presented. Information about the selling stockholder may change over time. The percentage of shares owned after the offering is based on 167,168,911 shares of our Class A common stock outstanding as of February 21, 2025.

	Shares Beneficially Owned Before the Offering				Number of Shares of Class A Common Stock Registered for Sale Hereby	Shares Beneficially Owned After the Offering
	Class A Common Stock		Class B Common Stock			Class A Common Stock		Class B Common Stock
Name of Selling Stockholder	Number	%	Number	%		Number	%	Number	%
REALM IDx, Inc.(1)	4,843,136	2.9	—	—	4,843,136	—	—	—	—

(1)

KMI, a publicly traded corporation organized under the laws of Japan and traded on the Tokyo Stock Exchange, is the ultimate parent of, and may be deemed to have voting, investment and dispositive control over the Shares held by, REALM IDx, Inc. KMI is governed by its board of directors which consists of nine persons, none of which has beneficial ownership over the Shares. The registered address of REALM IDx, Inc. is c/o Konica Minolta, 1900 S State College Blvd, Suite 600, Anaheim, California 92806.

CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES FOR NON-U.S. HOLDERS

The following summary describes certain material U.S. federal income tax consequences to Non-U.S. Holders (as defined below) of the ownership, and disposition of our Class A common stock acquired in this offering. For the avoidance of doubt, this discussion does not address U.S. federal income tax consequences of the issuance or receipt of our Class A Common Stock as stock consideration in connection with our acquisition of Ambry, as more fully described above in “Prospectus Summary—Acquisition of Ambry Genetics Corporation.” This discussion is not a complete analysis of all potential U.S. federal income tax consequences relating thereto, and does not address non-U.S., state, and local tax consequences that may be relevant to Non-U.S. Holders in light of their particular circumstances, nor does it address U.S. federal tax consequences (such as gift and estate taxes) other than income taxes. This discussion is limited to Non-U.S. Holders that hold our Class A common stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all U.S. federal income tax consequences relevant to a Non-U.S. Holder’s particular circumstances, including the impact of the alternative minimum tax, the special tax accounting rules under Section 451(b) of the Code (as defined below) and the Medicare contribution tax on net investment income. Special rules different from those described below may apply to certain Non-U.S. Holders that are subject to special treatment under the Code, such as financial institutions, insurance companies, tax-exempt organizations, broker-dealers, and traders in securities, U.S. expatriates, “controlled foreign corporations,” “passive foreign investment companies,” corporations that accumulate earnings to avoid U.S. federal income tax, corporations organized outside of the United States, any state thereof or the District of Columbia that are nonetheless treated as U.S. taxpayers for U.S. federal income tax purposes, persons that hold our Class A common stock as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security,” or integrated investment or other risk reduction strategy, persons who acquire our Class A common stock through the exercise of an option or otherwise as compensation, “qualified foreign pension funds” as defined in Section 897(l)(2) of the Code and entities all of the interests of which are held by qualified foreign pension funds, partnerships, and other pass-through entities or arrangements and investors in such pass-through entities or arrangements. Such Non-U.S. Holders are urged to consult their own tax advisors to determine the U.S. federal, state, local, and other tax consequences that may be relevant to them. Furthermore, the discussion below is based upon the provisions of the Internal Revenue Code, of 1986, as amended or the Code, and Treasury Regulations, administrative announcements and rulings of the Internal Revenue Service, or the IRS, and judicial decisions thereunder as of the date hereof, and such authorities may be repealed, revoked, or modified, perhaps retroactively, so as to result in U.S. federal income tax consequences different from those discussed below. We have not requested a ruling from the IRS with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with such statements and conclusions.

This discussion is for informational purposes only and is not tax advice. Persons considering the purchase of our Class A common stock pursuant to this offering should consult their own tax advisors concerning the U.S. federal income, estate, and other tax consequences of acquiring, owning, and disposing of our Class A common stock in light of their particular situations as well as any consequences arising under the laws of any other taxing jurisdiction, including any state, local, or non-U.S. tax consequences.

For the purposes of this discussion, a “Non-U.S. Holder” is, for U.S. federal income tax purposes, a beneficial owner of Class A common stock that is neither a U.S. Holder, nor a partnership (or other entity treated as a partnership for U.S. federal income tax purposes regardless of its place of organization or formation). A “U.S. Holder” means a beneficial owner of our Class A common stock that is for U.S. federal income tax purposes any of the following:

•	an individual who is a citizen or resident of the United States;

•

a corporation or other entity treated as a corporation for U.S. federal income tax purposes created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust if it (1) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person.

Distributions

Distributions, if any, made on our Class A common stock to a Non-U.S. Holder to the extent made out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles) generally will constitute dividends for U.S. tax purposes and will be subject to withholding tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty, subject to the discussions below regarding effectively connected income, backup withholding, and foreign accounts. To obtain a reduced rate of withholding under a treaty, a Non-U.S. Holder generally will be required to provide us with a properly executed IRS Form W-8BEN (in the case of individuals) or IRS Form W-8BEN-E (in the case of entities), or other appropriate form, certifying the Non-U.S. Holder’s entitlement to benefits under that treaty. This certification must be provided to us and/or our paying agent prior to the payment of dividends and must be updated periodically. In the case of a Non-U.S. Holder that is an entity, Treasury Regulations and the relevant tax treaty provide rules to determine whether, for purposes of determining the applicability of a tax treaty, dividends will be treated as paid to the entity or to those holding an interest in that entity. If a Non-U.S. Holder holds stock through a financial institution or other agent acting on the holder’s behalf, the holder will be required to provide appropriate documentation to such agent. The holder’s agent will then be required to provide certification to us and/or our paying agent, either directly or through other intermediaries. If a Non-U.S. Holder is eligible for a reduced rate of U.S. federal withholding tax under an income tax treaty and such Non-U.S. Holder does not timely file the required certification, such Non-U.S. Holder may be able to obtain a refund or credit of any excess amounts withheld by timely filing an appropriate claim for a refund with the IRS.

We generally are not required to withhold tax on dividends paid to a Non-U.S. Holder that are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base that such holder maintains in the United States) if a properly executed IRS Form W-8ECI, stating that the dividends are so connected, is furnished to us (or, if stock is held through a financial institution or other agent, to such agent). In general, such effectively connected dividends will be subject to U.S. federal income tax, on a net income basis at the regular rates applicable to U.S. Holders. A corporate Non-U.S. Holder receiving effectively connected dividends may also be subject to an additional “branch profits tax,” which is imposed, under certain circumstances, at a rate of 30% (or such lower rate as may be specified by an applicable treaty) on the corporate Non-U.S. Holder’s effectively connected earnings and profits, subject to certain adjustments. Non-U.S. Holders should consult their tax advisors regarding any applicable income tax treaties that may provide for different rules.

To the extent distributions on our Class A common stock, if any, exceed our current and accumulated earnings and profits, they will first reduce the Non-U.S. Holder’s adjusted basis in our Class A common stock, but not below zero, and then will be treated as gain to the extent of any excess amount distributed, and taxed in the same manner as gain realized from a sale or other disposition of Class A common stock as described in the next section.

Gain on Disposition of Our Class A Common Stock

Subject to the discussions below regarding backup withholding and foreign accounts, a Non-U.S. Holder generally will not be subject to U.S. federal income tax with respect to gain realized on a sale or other taxable disposition of our Class A common stock unless (a) the gain is effectively connected with a trade or business of such holder in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base that such holder maintains in the United States), (b) the Non-U.S. Holder is a nonresident alien individual and is present in the United States for 183 or more days in the taxable year of the disposition and certain other conditions are met, or (c) we are or have been a “United States real property holding corporation” within the meaning of Code Section 897(c)(2) at any time within the shorter of the five-year period preceding such disposition or such holder’s holding period in our Class A common stock. In general, we would be a United States real property holding corporation if our interests in U.S. real property comprise (by fair market value) at least half of our worldwide real property interests and our other assets used or held for use in a trade or business. We believe that we are not, and do not anticipate becoming, a United States real property holding corporation. Even if we are treated as a United States real property holding corporation, gain realized by a Non-U.S. Holder on a disposition of our Class A common stock will not be subject to U.S. federal income tax so long as (1) the Non-U.S. Holder owned, directly, indirectly, and constructively, no more than 5% of our Class A common stock at all times within the shorter of (i) the five-year period preceding the disposition or (ii) the holder’s holding period and (2) our Class A common stock is regularly traded on an established securities market, as defined in applicable Treasury Regulations. There can be no assurance that our Class A common stock will qualify as regularly traded on an established securities market. If a Non-U.S. Holder’s gain on disposition of our Class A common stock is taxable because we are a United States real property holding corporation and such Non-U.S. Holder’s ownership of our Class A common stock exceeds 5%, such Non-U.S. Holder will be taxed on such disposition generally in the manner as gain that is effectively connected with the conduct of a U.S. trade or business (subject to the provisions under an applicable income tax treaty), except that the branch profits tax generally will not apply to a corporate Non-U.S. Holder.

Non-U.S. Holders described in (a) above will be required to pay tax on the net gain derived from the sale at regular U.S. federal income tax rates applicable to U.S. Holders, and corporate Non-U.S. Holders described in (a) above may be subject to the additional branch profits tax on such gain at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. Gain described in (b) above will be subject to U.S. federal income tax at a flat 30% rate, which gain may be offset by certain U.S.-source capital losses (even though a Non-U.S. Holder is not considered a resident of the United States), provided that the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses.

Information Reporting Requirements and Backup Withholding

Generally, we must report information to the IRS with respect to any distributions we pay on our Class A common stock (even if the payments are exempt from withholding), including the amount of any such distributions, the name and address of the recipient, and the amount, if any, of tax withheld. A similar report is sent to the holder to whom any such distributions are paid. Pursuant to tax treaties or certain other agreements, the IRS may make its reports available to tax authorities in the recipient’s country of residence.

Dividends paid by us (or our paying agents) to a Non-U.S. Holder may also be subject to U.S. backup withholding, currently at a 25% rate. U.S. backup withholding generally will not apply to a Non-U.S. Holder who provides a properly executed IRS Form W-8BEN, IRS Form W-8BEN-E, or IRS Form W-ECI, or otherwise establishes an exemption. Notwithstanding the foregoing, backup withholding may apply if the payor has actual knowledge, or reason to know, that the holder is a U.S. person who is not an exempt recipient.

U.S. information reporting and backup withholding requirements generally will apply to the proceeds of a disposition of our Class A common stock effected by or through a U.S. office of any broker, U.S. or foreign, except that information reporting and such requirements may be avoided if the holder provides a properly executed IRS Form W-8BEN or IRS Form W-8BEN-E or otherwise meets documentary evidence requirements for establishing non-U.S. person status or otherwise establishes an exemption. Generally, U.S. information reporting and backup withholding requirements will not apply to a payment of disposition proceeds to a Non-U.S. Holder where the transaction is effected outside the United States through a non-U.S. office of a non-U.S. broker. Information reporting and backup withholding requirements may, however, apply to a payment of disposition proceeds if the broker has actual knowledge, or reason to know, that the holder is, in fact, a U.S. person. For information reporting purposes, certain brokers with substantial U.S. ownership or operations will generally be treated in a manner similar to U.S. brokers.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be credited against the tax liability of persons subject to backup withholding, provided that the required information is timely furnished to the IRS.

Foreign Accounts

Sections 1471 through 1474 of the Code (commonly referred to as FATCA) impose a U.S. federal withholding tax of 30% on certain payments to a foreign financial institution (as specifically defined by applicable rules) unless such institution enters into an agreement with the U.S. government to withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity holders of such institution, as well as certain account holders that are foreign entities with U.S. owners). FATCA also generally imposes a federal withholding tax of 30% on certain payments to a non-financial foreign entity unless such entity provides the withholding agent with either a certification that it does not have any substantial direct or indirect U.S. owners or provides information regarding substantial direct and indirect U.S. owners of the entity. An intergovernmental agreement between the United States and an applicable foreign country may modify those requirements. The withholding tax described above will not apply if the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from the rules.

FATCA withholding currently applies to payments of dividends, if any, on our Class A common stock and, subject to the proposed Treasury Regulations described in this paragraph, generally also would apply to payments of gross proceeds from the sale or other disposition of our Class A common stock. The U.S. Treasury Department released proposed regulations which, if finalized in their present form, would eliminate the federal withholding tax of 30% applicable to the gross proceeds of a disposition of our Class A common stock. In its preamble to such proposed regulations, the U.S. Treasury Department stated that taxpayers may generally rely on the proposed regulations until final regulations are issued. Non-U.S. holders are encouraged to consult with their own tax advisors regarding the possible implications of FATCA on their investment in our Class A common stock.

EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS OWN TAX ADVISOR REGARDING THE TAX CONSEQUENCES OF ACQUIRING, OWNING, AND DISPOSING OF OUR CLASS A COMMON STOCK, INCLUDING THE CONSEQUENCES OF ANY RECENT OR PROPOSED CHANGE IN APPLICABLE LAW FROM ALL FEDERAL, STATE, ESTATE, AND GIFT TAX PERSPECTIVES.

PLAN OF DISTRIBUTION

We are registering the resale by the selling stockholder from time to time (after the expiration of any applicable lock-up period described herein) of up to 4,843,136 shares of Class A common stock issued to the selling stockholder pursuant to the Purchase Agreement. The term “selling stockholder” includes pledgees, donees, permitted transferees, assignees or other successors in interest selling securities received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other transfer.

We are required to pay all fees and expenses incident to the registration of the securities to be offered and sold pursuant to this prospectus. The selling stockholder will bear all commissions and discounts, if any, attributable to its sale of securities.

We will not receive any of the proceeds from the sale of the securities by the selling stockholder. The aggregate proceeds to the selling stockholder will be the purchase price of the securities less any discounts and commissions borne by the selling stockholder.

The shares of Class A common stock owned by the selling stockholder covered by this prospectus may be offered, sold, transferred or otherwise disposed of from time to time by the selling stockholder. The selling stockholder will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges, markets, trading facilities or in the over-the-counter market or otherwise, at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale or at negotiated prices. The selling stockholder may sell or otherwise dispose of their securities by one or more of, or a combination of, the following methods:

•

through one or more underwriters in a public offering, pursuant to which underwriters may resell the shares in one or more transactions, including in negotiated transactions at a fixed public offering price or at varying prices determined at the time of sale;

•	purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	transactions in which the broker-dealer solicits purchasers on a best efforts basis;

•	block trades in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	an over-the-counter distribution in accordance with the rules of the Nasdaq Stock Market;

•

through trading plans entered into by a selling stockholder pursuant to Rule 10b5-1 under the Exchange Act, that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of its securities on the basis of parameters described in such trading plans;

•	short sales or through the settlement of short sales (including short sales “against the box”), subject to compliance with the Securities Act and other applicable securities laws;

•	distribution to employees, members, limited partners or stockholders of the selling stockholder;

•	through the writing or settlement of standardized or over-the-counter options, swaps or other hedging or derivative transactions, whether through an options exchange or otherwise;

•	in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents;

•

by pledge of securities for any loan or obligation (including obligations associated with derivative transactions), including pledges to brokers or dealers who may from time to time effect distributions of securities, and in the case of any collateral call or default on such loan or obligation, pledges or sales of securities by such pledgee or secured parties;

•	delayed delivery arrangements providing for payment and delivery on a specified date in the future;

•

in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;

•	in privately negotiated transactions;

•	through dividends or other distributions made by the selling stockholder to its partners, members or stockholders;

•	in options transactions;

•	through a combination of any of the above methods of sale; or

•	any other method permitted pursuant to applicable law.

In addition, any securities that qualify for sale pursuant to Rule 144 or another exemption from registration under the Securities Act or other such exemption may be sold under Rule 144 rather than pursuant to this prospectus. Further, the selling stockholder may enter into derivative transactions with broker-dealers, other financial institutions or third parties or sell securities not covered by this prospectus to third parties in privately negotiated or registered transactions. These transactions may involve the sale of shares of Class A common stock by the selling stockholder by forward sale or by an offering (directly or by entering into derivative transactions with broker-dealers, other financial institutions or third parties) of options, swaps, rights, warrants or other securities that are offered with, convertible into or exchangeable for shares of Class A common stock.

The selling stockholder may enter into hedging transactions with broker-dealers, and the broker-dealers may engage in short sales of the shares in the course of hedging the positions they assume with the selling stockholder, including, without limitation, in connection with distributions of the shares by those broker-dealers.

The selling stockholder may elect to make an in-kind distribution of the shares of common stock to its members, partners or shareholders. In such event, we may file a prospectus supplement to the extent required by law in order to permit the distributees to use the prospectus to resell the shares of Class A common stock acquired in the distribution.

To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In connection with distributions of the securities or otherwise, the selling stockholder may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the securities in the course of hedging the positions they assume with selling the stockholder. The selling stockholder may also sell the securities short and redeliver the securities to close out such short positions. The selling stockholder may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The selling stockholder may also pledge securities to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged securities pursuant to this prospectus (as supplemented or amended to reflect such transaction).

In effecting sales, broker-dealers or agents engaged by the selling stockholder may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the selling stockholder in amounts to be negotiated immediately prior to the sale.

In offering the securities covered by this prospectus, the selling stockholder and any broker-dealers who execute sales for the selling stockholder may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. Any profits realized by the selling stockholder and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions.

If at the time of any offering made under this prospectus a member of FINRA participating in the offering has a “conflict of interest” as defined in FINRA Rule 5121, or Rule 5121, that offering will be conducted in accordance with the relevant provisions of Rule 5121.

In order to comply with the securities laws of certain states, if applicable, the securities must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

The selling stockholder and any other person participating in the distribution will be subject to the applicable provisions of the Exchange Act and the rules and regulations under the Exchange Act, including, without limitation, Regulation M, which may limit the timing of purchases and sales by the selling stockholder and any other relevant person of any of the securities. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of securities to engage in market-making activities with respect to the securities being distributed. All of the above may affect the marketability of the securities and the ability of any person or entity to engage in market-making activities with respect to the securities.

In addition, we will make copies of this prospectus available to the selling stockholder for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholder may indemnify any broker-dealer that participates in transactions involving the sale of the securities against certain liabilities, including liabilities arising under the Securities Act.

At the time a particular offer of securities is made, if required, a prospectus supplement will be distributed that will set forth the number of securities being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

We have agreed to indemnify the selling stockholder against certain liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus.

Pursuant to the Purchase Agreement, we have agreed to use our best efforts to keep the registration statement of which this prospectus constitutes a part effective through the earliest of (i) the date that is nine (9) months after the Lock-up Period and (ii) the date by which all the Shares have been resold or otherwise transferred to a third-party unaffiliated with the selling stockholder.

LEGAL MATTERS

The validity of any securities offered by this prospectus will be passed upon for us by Cooley LLP.

EXPERTS

The financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2024 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act, with respect to the securities being offered by this prospectus. This prospectus, which constitutes part of the registration statement, does not contain all of the information in the registration statement and its exhibits. For further information with respect to Tempus and the securities offered by this prospectus, we refer you to the registration statement and its exhibits. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance, we refer you to the copy of the contract or other document filed as an exhibit to the registration statement. Each of these statements is qualified in all respects by this reference. You can read our SEC filings, including the registration statement, over the internet at the SEC’s website at www.sec.gov.

We are subject to the information reporting requirements of the Exchange Act, and we file reports, proxy statements and other information with the SEC. These reports, proxy statements and other information will be available for review at the SEC’s website at www.sec.gov. We also maintain a website at https://investors.tempus.com/, at which you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. The information contained in, or that can be accessed through, our website is not part of this prospectus.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. Information in this prospectus supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus. We incorporate by reference into this prospectus and the registration statement of which this prospectus is a part the information or documents listed below that we have filed with or furnished to the SEC:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the SEC on February 24, 2025;

•	Our Current Report on Form 8-K filed with the SEC on February 3, 2025; and

•

The description of our Class A common stock in our registration statement on Form 8-A filed with the SEC on June 11, 2024, including any amendments or reports filed for the purpose of updating such description, including Exhibit 4.2 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2024.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, without charge upon written or oral request, a copy of any or all of the documents that are incorporated by reference into this prospectus but not delivered with the prospectus, including exhibits which are specifically incorporated by reference into such documents. You should direct any requests for documents by writing us at 600 West Chicago Avenue, Suite 510, Chicago, Illinois 60654, Attention: Corporate Secretary, or by telephoning us at (800) 976-5448. In addition, copies of the documents incorporated herein by reference may be accessed at our website at https://investors.tempus.com/. The reference to our website address does not constitute incorporation by reference of the information contained on or accessible through our website, and you should not consider the contents of our website in making an investment decision with respect to our Class A common stock.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.

The following table sets forth all costs and expenses, other than underwriting discounts and commissions, payable by us in connection with the sale of the securities being registered. All amounts shown are estimates except for the registration fee of the Securities and Exchange Commission, or the SEC.

Amount
SEC registration fee	$51,749
Accountants’ fees and expenses	75,000
Legal fees and expenses	200,000
Total expenses	$326,749

Discounts, concessions, commissions and similar selling expenses attributable to the sale of shares of Class A common stock covered by this prospectus will be borne by the selling stockholders. We will pay all expenses (other than discounts, concessions, commissions and similar selling expenses) relating to the registration of the shares with the SEC, as estimated in the table above.

Item 14.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities, including reimbursement for expenses incurred, arising under the Securities Act of 1933, as amended, or the Securities Act. Our amended and restated certificate of incorporation permits indemnification of our directors, officers, employees and other agents to the maximum extent permitted by the Delaware General Corporation Law, and our amended and restated bylaws provide that we will indemnify our directors and executive officers and permit us to indemnify other officers, employees, and other agents, in each case to the maximum extent permitted by the Delaware General Corporation Law.

We have entered into indemnification agreements with our directors and executive officers, whereby we have agreed to indemnify the directors and executive officers to the fullest extent permitted by law, including indemnification against expenses and liabilities incurred in legal proceedings to which the director or executive officer was, or is threatened to be made, a party by reason of the fact that such director or executive officer is or was a director, executive officer, employee or agent of our company, provided that such director or executive officer acted in good faith and in a manner that the director or executive officer reasonably believed to be in, or not opposed to, the best interest of our company. At present, there is no pending litigation or proceeding involving a director or executive officer of us regarding which indemnification is sought, nor are we aware of any threatened litigation that may result in claims for indemnification.

We maintain insurance policies that indemnify our directors and officers against various liabilities arising under the Securities Act and the Securities Exchange Act of 1934, as amended, that might be incurred by any director or officer in his or her capacity as such.

Item 15.	Recent Sales of Unregistered Securities

The following list sets forth information regarding all unregistered securities sold by us since January 1, 2022:

1)	From January 1, 2022 to June 13, 2024, on which date our Third Amended and Restated 2015 Stock Plan, or the 2015 Plan, terminated, we granted the following equity awards under the 2015 Plan:

a.

restricted stock units, or RSUs, representing 7,683,361 shares of our Class A common stock to our employees, consultants and directors, having a fair market value ranging from $28.35 to $54.97 per share.

b.

performance-based restricted stock units, or PSUs, representing 17,450 shares of our Class A common stock to our employees, consultants and directors, having a fair market value of $32.89 per share. In July 2023, our board of directors approved the removal of the performance-vesting condition, following which the PSUs are treated as RSUs as the terms of such PSUs are consistent with those of our outstanding RSUs.

c.

an option to purchase 210,000 shares of our Class A common stock to Revolution Growth Management Company, Inc., having an exercise price of $0.8542 per share. The option was exercised on December 11, 2024 on a cashless basis and included 4,153 shares withheld pursuant to the cashless exercise. Accordingly, we issued 205,847 shares of Class A common stock to Revolution Growth Management Company, Inc. on December 11, 2024.

2)

In January 2022, we entered into a unit purchase agreement with Tempus Compass, LLC (f/k/a Highline Consulting, LLC), a California limited liability company, or Tempus Compass, Highline Consulting Parent, LLC, and the unitholders of Tempus Compass, which collectively we refer to as the Sellers, pursuant to which we acquired all of the issued and outstanding equity interests in Tempus Compass. Following the closing, the Sellers were entitled to receive contingent consideration from us in an aggregate amount of up to $5.0 million, payable in a combination of cash and shares of our Class A common stock, contingent upon certain individual Sellers remaining employed by us at the first and second anniversary of the closing.

3)

In April 2022, we issued and sold an aggregate of 1,614,114 shares of our Series G-3 convertible preferred stock at a price per share of $57.3069, for an aggregate purchase price of approximately $92.5 million, in private placements to five accredited investors. Pursuant to the terms of the Series G-3 convertible preferred stock, in January 2023 and January 2024, we issued 47,781 shares and 66,465 shares of Series G-3 convertible preferred stock, respectively, to the holders of Series G-3 convertible preferred stock as payment of paid-in-kind dividends.

4)

In October 2023, we issued and sold an aggregate of 785,245 shares of our Series G-4 convertible preferred stock at a price per share of $57.3069, for an aggregate purchase price of approximately $45.0 million, in private placements to three accredited investors. Pursuant to the terms of the Series G-4 convertible preferred stock, in January 2024, we issued 10,666 shares of Series G-4 convertible preferred stock to the holders of Series G-4 convertible preferred stock as payment of paid-in-kind dividends.

5)

In April 2024, we issued and sold an aggregate of 6,172,839 shares of our Series G-5 convertible preferred stock at a price per share of $57.3069, for an aggregate purchase price of approximately $200.0 million, in a private placement to an accredited investor.

6)	We also issued shares in connection with acquisitions as follows:

a.

in connection with our purchase of all of the outstanding shares of AKESOgen, Inc. in December 2019, we issued 145,466 shares of Class A common stock to former stockholders of AKESOgen, Inc. in December 2022 with a fair value of approximately $3.4 million, all of which shares were subsequently repurchased by us in January 2023.

b.	in connection with our acquisition of Arterys, Inc., we issued 174,499 shares of Class A common stock to former stockholders of Arterys, Inc. in October 2022.

c.

in connection with an agreement and plan of merger to acquire Mpirik Inc., we issued 130,862 shares of Class A common stock to former stockholders of Mpirik Inc. in March 2023. Subsequently in March 2024, we issued 8,724 additional shares of Class A common stock to former stockholders of Mpirik Inc. pursuant to the acquisition arrangements.

d.	in connection with our acquisition of SEngine Precision Medicine LLC, or SEngine, we issued 142,513 shares of Class A common stock to former stockholder of SEngine in October 2023.

Subsequently in February 2024 and June 2024, we issued 429 and 19,620 additional shares, respectively, of Class A common stock to former stockholder of SEngine pursuant to the acquisition arrangements.

7)

In December 2023, we issued a warrant to Allen & Company LLC, or Allen, an underwriter for the initial public offering of our Class A common stock, or our IPO, to purchase up to 150,000 shares of our Class A common stock with an exercise price of $10 per share. In connection with the closing of our IPO in June 2024, we issued 109,459 shares of Class A common stock to Allen upon its net exercise of the warrant.

8)

In November 2024, we entered into a securities purchase agreement, or the Purchase Agreement, with REALM IDx, Inc., a Delaware corporation, or the Seller, and the Seller’s ultimate parent, Konica Minolta, Inc., a Japanese corporation, as guarantor, pursuant to which we agreed to purchase all of the outstanding shares of capital stock of Ambry Genetics Corporation, a Delaware corporation, or Ambry. Such transaction is hereinafter referred to as the Acquisition. Pursuant to the terms of the Purchase Agreement, consideration for the Acquisition consisted of $375.0 million in cash, subject to adjustment for cash, unpaid indebtedness, unpaid transaction expenses and net working capital of Ambry, plus the issuance to the Seller of an aggregate of 4,843,136 shares of our Class A common stock, or the Stock Consideration. We issued an aggregate of 4,843,136 shares of our Class A common stock to the Seller as Stock Consideration on February 3, 2025 upon the closing of the Acquisition. Pursuant to the terms of the Purchase Agreement, 2,152,505 of such shares issued to the Seller are subject to a lock-up for a period of one year following the closing date of the Acquisition.

9)

In February 2025, in connection with an addendum to our agreement for use of Google LLC’s Google Cloud Platform, we amended and restated the terms of the convertible promissory note previously issued to Google. For more information regarding such amended and restated convertible promissory note, see “Part II, Item 9B. Other Information—Amendment to Convertible Promissory Note” in our Annual Report on Form 10-K for the year ended December 31, 2024 filed on February 24, 2025.

None of the foregoing transactions involved any underwriters, underwriting discounts or commissions, or any public offering. The sales of the above securities were deemed to be exempt from registration under the Securities Act in reliance on Section 4(a)(2) of the Securities Act (and/or Regulation D or Regulation S promulgated thereunder) or Rule 701 promulgated under Section 3(b) of the Securities Act as transactions by an issuer not involving any public offering or pursuant to benefit plans and contracts relating to compensation as provided under Rule 701.

Item 16.	Exhibits and Financial Statement Schedules

(a) Exhibits.

The exhibits listed below are filed as part of this registration statement.

		Incorporated by Reference
Exhibit No.	Description	Schedule/ Form	File No.	Exhibit	Filing Date

3.1	Amended and Restated Certificate of Incorporation of the Registrant.	8-K	001-42130	3.1	June 17, 2024

3.2	Amended and Restated Bylaws of the Registrant.	8-K	001-42130	3.2	June 17, 2024

4.1	Specimen Class A Common Stock Certificate.	S-1/A	333-279558	4.1	June 5, 2024

5.1*	Opinion of Cooley LLP.

10.1	Twelfth Amended and Restated Investor Rights Agreement, dated April 30, 2024.	S-1	333-279558	10.1	May 20, 2024

10.2+	The Registrant’s Third Amended and Restated 2015 Stock Plan, as amended.	S-1	333-279558	10.2	May 20, 2024

10.3+	Forms of Grant Notices and Award Agreements under the Registrant’s Third Amended and Restated 2015 Stock Plan, as amended.	S-1	333-279558	10.3	May 20, 2024

10.4+	The Registrant’s 2024 Equity Incentive Plan.	S-1	333-279558	10.4	May 20, 2024

10.5+	Forms of Grant Notice, Stock Option Agreement and Notice of Exercise under the Registrant’s 2024 Equity Incentive Plan.	S-1	333-279558	10.5	May 20, 2024

10.6+	Forms of Restricted Stock Unit Grant Notice and Award Agreement under the Registrant’s 2024 Equity Incentive Plan.	S-1	333-279558	10.6	May 20, 2024

10.7+	Form of Indemnification Agreement entered into by and between the Registrant and each director and executive officer.	S-1	333-279558	10.7	May 20, 2024

10.8+	Employment Agreement, by and between the Registrant and Eric Lefkofsky, dated February 1, 2024.	S-1	333-279558	10.8	May 20, 2024

10.9+	Employment Agreement, by and between the Registrant and Erik Phelps, dated January 1, 2023.	S-1	333-279558	10.9	May 20, 2024

10.10+	Employment Agreement, by and between the Registrant and Ryan Fukushima, dated January 1, 2023.	S-1	333-279558	10.10	May 20, 2024

10.11+	Employment Agreement, by and between the Registrant and James Rogers, dated January 1, 2023.	S-1	333-279558	10.11	May 20, 2024

		Incorporated by Reference
Exhibit No.	Description	Schedule/ Form	File No.	Exhibit	Filing Date

10.12+	Employment Agreement, by and between the Registrant and Andy Polovin, dated January 1, 2023.	S-1	333-279558	10.23	May 20, 2024

10.13#	Agreement of Lease, by and between the Registrant and EQC 600 West Chicago Property LLC, dated January 18, 2018, as amended.	S-1	333-279558	10.12	May 20, 2024

10.14†	Supply Agreement, by and between the Registrant and Illumina, Inc., dated June 29, 2021.	S-1	333-279558	10.13	May 20, 2024

10.15†	Second Amended and Restated Convertible Promissory Note, by and between the Registrant and Google LLC, dated February 22, 2025.	10-K	001-42130	10.15	February 24, 2025

10.16†	Amended and Restated Master Agreement, by and between the Registrant and Pathos AI, Inc., dated February 12, 2024.	S-1/A	333-279558	10.15	June 5, 2024

10.17†	Master Services Agreement, by and between the Registrant and AstraZeneca AB, dated November 17, 2021.	S-1	333-279558	10.16	May 20, 2024

10.18+	The Registrant’s 2024 Employee Stock Purchase Plan.	S-1	333-279558	10.17	May 20, 2024

10.19†	Strategic Collaboration Agreement, by and between the Registrant and Glaxosmithkline LLC, dated August 1, 2022.	S-1	333-279558	10.18	May 20, 2024

10.20#	Credit Agreement, by and among the Registrant, the lenders party thereto, Ares Capital Corporation and Ares Capital Management LLC, dated September 22, 2022.	S-1	333-279558	10.19	May 20, 2024

10.21#	Limited Waiver and First Amendment to Credit Agreement, by and among the Registrant, the loan party signatories and lenders party thereto, and Ares Capital Corporation as administrative agent, dated April 25, 2023.	S-1	333-279558	10.20	May 20, 2024

10.22#	Second Amendment to Credit Agreement, by and among the Registrant, the loan party signatories and lenders party thereto, and Ares Capital Corporation as administrative agent, dated October 11, 2023.	S-1	333-279558	10.21	May 20, 2024

10.23†	Master Agreement, by and between the Registrant and Recursion Pharmaceuticals, Inc., dated November 3, 2023.	S-1	333-279558	10.22	May 20, 2024

10.24†	Amendment to Master Services Agreement, by and between Registrant and AstraZeneca AB, dated October 29, 2022.	S-1	333-279558	10.24	May 20, 2024

		Incorporated by Reference
Exhibit No.	Description	Schedule/ Form	File No.	Exhibit	Filing Date

10.25†	Second Amendment to Master Services Agreement, by and between Registrant and AstraZeneca UK Ltd, dated February 21, 2023.	S-1	333-279558	10.25	May 20, 2024

10.26†	Third Amendment to Master Services Agreement, by and between Registrant and AstraZeneca AB, dated December 18, 2023.	S-1	333-279558	10.26	May 20, 2024

10.27†	Joint Venture Agreement, by and among Softbank Group Corporation, Softbank Group Japan Corporation, the Registrant and Pegasos Corp., dated May 18, 2024.	S-1/A	333-279558	10.27	June 5, 2024

10.28†	Data License Agreement by and between the Registrant and Pegasos Corp., dated May 18, 2024.	S-1/A	333-279558	10.28	June 5, 2024

10.29†	Intellectual Property License Agreement, by and between the Registrant and Pegasos Corp., dated May 18, 2024.	S-1/A	333-279558	10.29	June 5, 2024

10.30†	Amendment No. 1 to Strategic Collaboration Agreement, by and between the Registrant and GlaxoSmithKline LLC, dated May 20, 2024.	S-1/A	333-279558	10.30	June 5, 2024

10.31	Start-Up Agreement, by and between the Registrant and Pathos AI, Inc., dated August 1, 2024.	10-Q	001-42130	10.11	November 4, 2024

10.32#	Securities Purchase Agreement, by and among the Registrant, REALM IDx, Inc. and Konica Minolta, Inc., dated November 4, 2024.	8-K	001-42130	10.1	November 5, 2024

10.33#	Third Amendment to Credit Agreement and First Amendment to Guarantee and Collateral Agreement, dated as of February 3, 2025, by and among the Company, certain subsidiaries of the Company party thereto, the lenders party thereto, Ares Capital Corporation, as administrative agent and ACF Finco I LP, as revolving agent.	8-K	001-42130	10.1	February 3, 2025

10.34	Eighth Amendment to Agreement of Lease, dated as of June 18, 2024, by and between the Registrant and EQC 600 West Chicago Property LLC.	10-K	001-42130	10.34	February 24, 2025

21.1	List of Subsidiaries of the Registrant.	S-1/A	333-279558	21.1	June 5, 2024

23.1*	Consent of PricewaterhouseCoopers, LLP, independent registered public accounting firm.

23.2*	Consent of Cooley LLP (included in Exhibit 5.1).

24.1*	Power of Attorney (included on the signature page hereto).

107*	Filing Fee Table

*	Filed herewith.
+	Indicates management contract or compensatory plan.
†	Certain portions of this exhibit (indicated by asterisks) have been omitted because they are not material and are the type that the registrant treats as private or confidential.
#	Certain schedules and exhibits to this exhibit have been omitted pursuant to Item 601(a)(5) of Regulation S-K. A copy of any omitted schedule and/or exhibit will be furnished to the SEC upon request.

(b)  Financial Statement Schedules.

Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

Item 17.	Undertakings

(a) The undersigned registrant hereby undertakes as follows:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

provided, however, that: Paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act, that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)

Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)

Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)

That, for the purpose of determining any liability under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or our securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the undersigned pursuant to the foregoing provisions, or otherwise, the undersigned has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the undersigned of expenses incurred or paid by a director, officer or controlling person of the undersigned in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the undersigned will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in Chicago, Illinois, on this 25th day of February, 2025.

TEMPUS AI, INC.

By:	/s/ Eric Lefkofsky
Eric Lefkofsky Chief Executive Officer, Founder and Chairman

KNOW ALL BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Eric Lefkofsky, James Rogers and Andrew Polovin, and each of them, as his or her true and lawful agents, proxies and attorneys-in-fact, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to (i) act on, sign and file with the Securities and Exchange Commission any and all amendments (including post-effective amendments) to this registration statement together with all schedules and exhibits thereto and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, together with all schedules and exhibits thereto, (ii) act on, sign and file such certificates, instruments, agreements and other documents as may be necessary or appropriate in connection therewith, (iii) act on and file any supplement to any prospectus included in this registration statement or any such amendment or any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and (iv) take any and all actions which may be necessary or appropriate to be done, as fully for all intents and purposes as he might or could do in person, hereby approving, ratifying and confirming all that such agent, proxy and attorney-in-fact or any of his substitutes may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Eric Lefkofsky Eric Lefkofsky	Chief Executive Officer, Founder and Chairman (Principal Executive Officer)	February 25, 2025

/s/ James Rogers James Rogers	Chief Financial Officer (Principal Financial Officer)	February 25, 2025

/s/ Ryan Bartolucci Ryan Bartolucci	Chief Accounting Officer (Principal Accounting Officer)	February 25, 2025

/s/ Peter J. Barris Peter J. Barris	Director	February 25, 2025

/s/ Eric D. Belcher Eric D. Belcher	Director	February 25, 2025

/s/ Jennifer A. Doudna Jennifer A. Doudna, Ph.D.	Director	February 25, 2025

/s/ David R. Epstein David R. Epstein	Director	February 25, 2025

Signature	Title	Date

/s/ Wayne A.I. Frederick Wayne A.I. Frederick, M.D.	Director	February 25, 2025

/s/ Scott Gottlieb Scott Gottlieb, M.D.	Director	February 25, 2025

/s/ Theodore J. Leonsis Theodore J. Leonsis	Director	February 25, 2025

/s/ Nadja West Nadja West, M.D.	Director	February 25, 2025